Exhibit 99.4
ITEM 15(a) (1) AND (2)
THE STANLEY WORKS AND SUBSIDIARIES
INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE
Schedule II — Valuation and Qualifying Accounts of The Stanley Works and subsidiaries is included in Item 15 (page 29)
Report of Independent Registered Public Accounting Firm — Financial Statement Opinion (page 30).
Consolidated Statements of Operations — fiscal years ended January 3, 2009, December 29, 2007, and December 30, 2006 (page 31).
Consolidated Balance Sheets — January 3, 2009 and December 29, 2007 (page 32).
Consolidated Statements of Cash Flows — fiscal years ended January 3, 2009, December 29, 2007, and December 30, 2006 (page 33).
Consolidated Statements of Changes in Shareowners’ Equity — fiscal years ended January 3, 2009, December 29, 2007, and December 30, 2006 (page 34).
Notes to Consolidated Financial Statements (page 35).
Selected Quarterly Financial Data (Unaudited) (Page 70).
Consent of Independent Registered Public Accounting Firm and Report on Schedule (Exhibit 23.1).
All other schedules are omitted because either they are not applicable or the required information is shown in the financial statements or the notes thereto.

Schedule II — Valuation and Qualifying Accounts
The Stanley Works and Subsidiaries
Fiscal years ended January 3, 2009, December 29, 2007 and December 30, 2006
(Millions of Dollars)

		ADDITIONS
		Charged to	(b) Charged
	Beginning	Costs and	To Other	(a)	Ending
Description	Balance	Expenses	Accounts	Deductions	Balance
Allowance for Doubtful Accounts:
Year Ended 2008
Current	$40.3	$17.5	$6.1	$24.1	$39.8
Non-current	0.8	0.1	(0.4)	—	0.5
Year Ended 2007
Current	$33.3	$9.3	$5.5	$7.8	$40.3
Non-current	2.0	—	(0.7)	0.5	0.8
Year Ended 2006
Current	$34.4	$3.8	$2.0	$6.9	$33.3
Non-current	2.3	—	(0.3)	—	2.0
Tax Valuation Allowance:
Year Ended 2008	$27.3	$2.5	$(2.1)	$3.2	$24.5
Year Ended 2007	26.8	3.4	1.7	4.6	27.3
Year Ended 2006	27.2	2.6	2.8	5.8	26.8

(a)	With respect to the allowance for doubtful accounts, represents amounts charged-off, less recoveries of accounts previously charged-off.

(b)	Represents foreign currency translation impact, acquisitions, and net transfers to /from other accounts.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders of The Stanley Works
We have audited the accompanying consolidated balance sheets of The Stanley Works and subsidiaries as of January 3, 2009 and December 29, 2007, and the related consolidated statements of operations, changes in shareowners’ equity, and cash flows for each of the three fiscal years in the period ended January 3, 2009. Our audits also included the financial statement schedule listed in the Index at Exhibit 99.4. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Stanley Works and subsidiaries at January 3, 2009 and December 29, 2007, and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended January 3, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
As discussed in Note A, the consolidated financial statements have been adjusted for the retrospective application of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51, and FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, which all became effective for the Company on January 4, 2009.
As discussed in Note R to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of SFAS No. 109”, effective December 31, 2006. As discussed in Note M to the consolidated financial statements, the Company adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — An amendment to FASB Statement Nos. 87, 88, 106 and 132(R)” effective December 30, 2006.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), The Stanley Works’ internal control over financial reporting as of January 3, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 19, 2009 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Hartford, Connecticut
February 19, 2009, except as it relates to the effects of the adoption of accounting pronouncements requiring retrospective application, as discussed in Note A to the consolidated financial statements, for which the date is June 25, 2009.

Consolidated Statements of Operations
Fiscal years ended January 3, 2009, December 29, 2007 and December 30, 2006
(In Millions of Dollars, except per share amounts)
(As Adjusted)

	2008	2007	2006
Net Sales	$4,426.2	$4,360.5	$3,897.3
Costs and Expenses
Cost of sales	$2,754.8	$2,707.5	$2,484.3
Selling, general and administrative	1,090.0	1,029.1	928.5
Provision for doubtful accounts	17.6	9.3	3.8
Interest income	(9.2)	(5.1)	(4.4)
Interest expense	92.1	92.8	69.3
Other-net	102.2	84.8	50.5
Restructuring charges and asset impairments	85.5	12.8	13.8

	$4,133.0	$3,931.2	$3,545.8
Earnings from continuing operations before income taxes	293.2	429.3	351.5
Income taxes	72.5	106.8	69.5

Net earnings from continuing operations	$220.7	$322.5	$282.0
Less: Net earnings attributable to noncontrolling interests	1.7	1.9	3.3

Net earnings from continuing operations attributable to The Stanley Works	219.0	320.6	278.7

Earnings from discontinued operations before income taxes	132.8	16.5	17.9
Income taxes on discontinued operations	44.9	5.2	7.1

Net earnings from discontinued operations	$87.9	$11.3	$10.8

Net Earnings attributable to The Stanley Works	$306.9	$331.9	$289.5

Basic earnings per share of common stock:
Continuing operations	$2.77	$3.89	$3.40
Discontinued operations	1.11	0.14	0.13

Total basic earnings per share of common stock	$3.88	$4.03	$3.53

Diluted earnings per share of common stock:
Continuing operations	$2.74	$3.82	$3.33
Discontinued operations	1.10	0.13	0.13

Total diluted earnings per share of common stock	$3.84	$3.95	$3.46

See Notes to Consolidated Financial Statements.

Consolidated Balance Sheet
January 3, 2009 and December 29, 2007
(Millions of Dollars)
(As Adjusted)

	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$211.6	$240.4
Accounts and notes receivable	677.7	805.7
Inventories, net	514.7	556.4
Deferred taxes	38.1	21.0
Assets held for sale	—	115.7
Other current assets	55.9	60.6

Total Current Assets	1,498.0	1,799.8
Property, plant and equipment, net	579.8	564.9
Goodwill	1,739.2	1,503.8
Customer Relationships, net	482.3	321.4
Trade names, net	333.6	332.2
Other Intangible Assets, net	41.0	40.6
Other Assets	192.7	178.2

Total Assets	$4,866.6	$4,740.9

Liabilities and Shareowners’ Equity
Current Liabilities
Short-term borrowings	$213.8	$282.5
Current maturities of long-term debt	13.9	10.3
Accounts payable	461.5	498.6
Accrued expenses	504.0	450.7
Liabilities held for sale	—	20.4

Total Current Liabilities	1,193.2	1,262.5
Long-Term Debt	1,383.8	1,164.9
Deferred Taxes	119.5	76.8
Other Liabilities	445.3	464.5
Shareowners’ Equity
The Stanley Works Shareowners’ Equity
Preferred stock, without par value:
Authorized and unissued 10,000,000 shares	—	—
Common stock, par value $2.50 per share:
Authorized 200,000,000 shares
Issued 92,343,410 shares in 2008 and 2007	230.9	230.9
Retained earnings	2,291.4	2,074.5
Accumulated other comprehensive income (loss)	(152.0)	47.2
ESOP	(87.2)	(93.8)

	2,283.1	2,258.8
Less: cost of common stock in treasury (13,467,376 shares in 2008 and 11,964,623 shares in 2007)	576.8	504.8

The Stanley Works Shareowners’ Equity	1,706.3	1,754.0
Noncontrolling interests	18.5	18.2

Total Equity	1,724.8	1,772.2

Total Liabilities and Shareowners’ Equity	$4,866.6	$4,740.9

See Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows
Fiscal years ended January 3, 2009, December 29, 2007 and December 30, 2006
(Millions of Dollars)
(As Adjusted)

	2008	2007	2006
Operating Activities:
Net earnings	$308.6	$333.8	$292.8
Less: net earnings attributable to noncontrolling interest	1.7	1.9	3.3

Net earnings attributable to The Stanley Works	$306.9	$331.9	$289.5
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization	183.0	162.2	121.2
Pretax (gain) loss on sale of businesses	(126.5)	—	1.5
Other non-cash items	119.7	53.5	47.5
Changes in operating assets and liabilities:
Accounts receivable	129.1	(30.6)	50.9
Inventories	26.5	47.4	(62.7)
Accounts payable	(32.9)	34.9	40.5
Accrued expenses	12.7	(47.9)	(49.6)
Income taxes (includes taxes on gain on sale of business)	(17.3)	14.4	(30.0)
Other current assets	(12.7)	5.2	5.3
Long-term receivables	(16.6)	(5.0)	(1.0)
Retirement liabilities	(22.9)	(22.3)	(25.4)
Other	(32.4)	0.4	51.4

Net cash provided by operating activities	516.6	544.1	439.1
Investing Activities:
Capital expenditures	(94.6)	(65.5)	(59.6)
Capitalized software	(46.2)	(21.4)	(20.9)
Proceeds from sales of assets	4.3	17.6	31.9
Business acquisitions	(575.0)	(642.5)	(571.8)
Proceeds from sales of businesses	204.6	—	0.9
Net investment hedge terminations	19.1	—	—
Other	23.2	(5.1)	(6.8)

Net cash used in investing activities	(464.6)	(716.9)	(626.3)
Financing Activities:
Payments on long-term debt	(44.9)	(227.6)	(4.2)
Proceeds from long-term borrowings	249.7	529.9	—
Convertible notes hedge premium	0.1	(49.3)	—
Net proceeds (repayments) on short-term borrowings	(73.5)	192.3	(66.4)
Debt issuance costs and interest rate swap terminations	14.7	(12.1)	5.9
Stock purchase contract fees, net of partial extinguishment	(11.1)	(10.4)	—
Purchase of common stock for treasury	(103.3)	(206.9)	(201.6)
Proceeds from issuance of common stock and warrants	19.1	96.5	64.4
Cash dividends on common stock	(99.0)	(99.8)	(96.1)
Other	—	(2.0)	—

Net cash provided by (used in) financing activities	(48.2)	210.6	(298.0)
Effect of exchange rate changes on cash	(32.6)	26.0	4.0

Increase (Decrease) in cash and cash equivalents	(28.8)	63.8	(481.2)
Cash and cash equivalents, beginning of year	240.4	176.6	657.8

Cash and cash equivalents, end of year	$211.6	$240.4	$176.6

See Notes to Consolidated Financial Statements.

Consolidated Statement Of Changes in Shareowners’ Equity
Fiscal years ended January 3, 2009, December 29, 2007 and December 30, 2006
(As Adjusted)

	The Stanley Works Shareowners’ Equity
			Accumulated
			Other
	Common	Retained	Comprehensive		Treasury	Noncontrolling	Shareowners’
(Millions of Dollars, Except Per Share Amounts)	Stock	Earnings	Income (Loss)	ESOP	Stock	Interest	Equity
Balance December 31, 2005	$230.9	$1,657.2	$(92.0)	$(108.2)	$(250.5)	$11.6	$1,449.0
Comprehensive income:
Net earnings		289.5				3.3	292.8
Less: Redeemable interest reclassified to liabilities						(0.3)	(0.3)

		289.5				3.0	292.5
Currency translation adjustment and other			57.5				57.5
Cash flow hedge, net of tax			8.0				8.0
Minimum pension liability, net of tax			5.3				5.3

Total comprehensive income							363.3
Cash dividends declared — $1.18 per share		(96.1)					(96.1)
Cash dividends declared to noncontrolling interests						(0.3)	(0.3)
Issuance of common stock		(6.8)			69.3	(3.8)	58.7
Repurchase of common stock (4,026,224 shares)					(201.6)		(201.6)
Net acquisitions of noncontrolling interest						8.2	8.2
Other, stock-based compensation related, net of tax		29.4					29.4
Adoption of SFAS No. 158, net of tax			(61.1)				(61.1)
Tax benefit related to stock options exercised		8.1					8.1
ESOP and related tax benefit		2.3		7.3			9.6

Balance December 30, 2006	230.9	1,883.6	(82.3)	(100.9)	(382.8)	18.7	1,567.2
Comprehensive income:
Net earnings		331.9				1.9	333.8
Less: Redeemable interest reclassified to liabilities						(0.4)	(0.4)

		331.9				1.5	333.4
Currency translation adjustment and other			102.1				102.1
Cash flow hedge, net of tax			0.7				0.7
Change in pension, net of tax			26.7				26.7

Total comprehensive income							462.9
Cash dividends declared — $1.22 per share		(99.8)					(99.8)
Cash dividends declared to noncontrolling interests						(2.0)	(2.0)
Issuance of common stock		(16.3)			84.9		68.6
Repurchase of common stock (3,786,813 shares)					(206.9)		(206.9)
Adoption of FIN 48		(13.5)					(13.5)
Convertible notes hedge, net of tax benefit		(36.3)					(36.3)
Conversion option feature of convertible notes		33.7					33.7
Issuance of stock warrants		18.8					18.8
Equity purchase contract and issuance costs		(56.7)					(56.7)
Other, stock-based compensation related, net of tax		14.1					14.1
Tax benefit related to stock options exercised		12.8					12.8
ESOP and related tax benefit		2.2		7.1			9.3

Balance December 29, 2007	230.9	2,074.5	47.2	(93.8)	(504.8)	18.2	1,772.2
Comprehensive income:
Net earnings		306.9				1.7	308.6
Less: Redeemable interest reclassified to liabilities						(0.5)	(0.5)

		306.9				1.2	308.1
Currency translation adjustment and other			(158.1)				(158.1)
Cash flow hedge, net of tax			(0.3)				(0.3)
Change in pension, net of tax			(40.8)				(40.8)

Total comprehensive income							108.9
Cash dividends declared — $1.26 per share		(99.0)					(99.0)
Cash dividends declared to noncontrolling interests						(0.9)	(0.9)
Issuance of common stock		(16.0)			31.3		15.3
Repurchase of common stock (2,240,451 shares)					(103.3)		(103.3)
Tax benefit on convertible notes hedge		1.0					1.0
Equity units repurchase		4.7					4.7
Other, stock-based compensation related, net of tax		13.9					13.9
Tax benefit related to stock options exercised		3.2					3.2
ESOP and related tax benefit		2.2		6.6			8.8

Balance January 3, 2009	$230.9	$2,291.4	$(152.0)	$(87.2)	$(576.8)	$18.5	$1,724.8

See Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements
A. SIGNIFICANT ACCOUNTING POLICIES
BASIS OF PRESENTATION The Consolidated Financial Statements include the accounts of the Company and its majority-owned subsidiaries which require consolidation, after the elimination of intercompany accounts and transactions. The Company’s fiscal year ends on the Saturday nearest to December 31. There were 53 weeks in the fiscal year 2008 and 52 weeks in both of the fiscal years 2007 and 2006.
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as certain financial statement disclosures. While management believes that the estimates and assumptions used in the preparation of the financial statements are appropriate, actual results could differ from these estimates.
FOREIGN CURRENCY TRANSLATION For foreign operations with functional currencies other than the U.S. dollar, asset and liability accounts are translated at current exchange rates; income and expenses are translated using weighted-average exchange rates. Resulting translation adjustments are reported in a separate component of shareowners’ equity. Exchange gains and losses on transactions are included in earnings, and amounted to a net gain of $2.0 million for 2008 and net losses of $1.4 million and $3.8 million for 2007 and 2006, respectively.
CASH EQUIVALENTS Highly liquid investments with original maturities of three months or less are considered cash equivalents.
ACCOUNTS AND NOTES RECEIVABLE Trade receivables are stated at gross invoice amount less discounts, other allowances and provision for uncollectible accounts.
ALLOWANCE FOR DOUBTFUL ACCOUNTS The Company estimates its allowance for doubtful accounts using two methods. First, a specific reserve is established for individual accounts where information indicates the customers may have an inability to meet financial obligations. Second, a reserve is determined for all customers based on a range of percentages applied to aging categories. These percentages are based on historical collection and write-off experience. Actual write-offs are charged against the allowance when internal collection efforts have been unsuccessful.
INVENTORIES U.S inventories are predominantly valued at the lower of Last-In First-Out (“LIFO”) cost or market because the Company believes it results in better matching of costs and revenues. Other inventories are valued at the lower of First-In, First-Out (“FIFO”) cost or market primarily because LIFO is not permitted for statutory reporting outside the U.S. See Note C, Inventory, for a quantification of the LIFO impact on inventory valuation.
PROPERTY, PLANT AND EQUIPMENT The Company generally values property, plant and equipment (“PP&E”), including capitalized software, on the basis of historical cost less accumulated depreciation and amortization. Costs related to maintenance and repairs which do not prolong the assets’ useful lives are expensed as incurred. Depreciation and amortization are provided using straight-line methods over the estimated useful lives of the assets as follows:

Useful Life
(Years)
Land improvements	10 — 20
Buildings	40
Machinery and equipment	3 — 15
Computer software	3 — 5
Leasehold improvements are depreciated over the shorter of the estimated useful life or the term of the lease.
The Company reports depreciation and amortization of property, plant and equipment in cost of sales and selling, general and administrative expenses based on the nature of the underlying assets. Depreciation and amortization related to the production of inventory and delivery of services is recorded in cost of sales. Depreciation and amortization related to distribution center activities, selling and support functions is reported in selling, general and administrative expenses.

The Company assesses its long-lived assets for impairment when indicators that the carrying values may not be recoverable are present. In assessing long-lived assets for impairment, the Company groups its long-lived assets with other assets and liabilities at the lowest level for which identifiable cash flows are generated (“asset group”) and estimates the undiscounted future cash flows that are directly associated with and expected to be generated from the use of and eventual disposition of the asset group. If the carrying value is greater than the undiscounted cash flows, an impairment loss must be determined and the asset group is written down to fair value. The impairment loss is quantified by comparing the carrying amount of the asset group to the estimated fair value, which is determined using weighted-average discounted cash flows that consider various possible outcomes for the disposition of the asset group. During 2008, asset impairments totaled $13.6 million related to the Company’s restructuring actions which are described further in Note P Restructuring and Asset Impairments. PP&E impairment losses were minor in 2007 and 2006.
GOODWILL AND OTHER INTANGIBLE ASSETS Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses. Intangible assets acquired are recorded at estimated fair value. Goodwill and intangible assets deemed to have indefinite lives are not amortized, but are tested for impairment annually during the third quarter, and at any time when events suggest an impairment may have occurred. To assess goodwill for impairment, the Company determines the fair value of its reporting units, which are primarily determined using management’s assumptions about future cash flows based on long-range strategic plans. This approach incorporates many assumptions including future growth rates, discount factors and tax rates. In the event the carrying value of a reporting unit exceeded its fair value, an impairment loss would be recognized to the extent the carrying amount of the reporting unit’s goodwill exceeded the implied fair value of the goodwill. Indefinite-lived intangible asset carrying amounts are tested for impairment by comparing to current fair market value, usually determined by the estimated cost to lease the asset from third parties. Intangible assets with definite lives are amortized over their estimated useful lives generally using an accelerated method. Under this accelerated method, intangible assets are amortized reflecting the pattern over which the economic benefits of the intangible assets are consumed. Definite-lived intangible assets are also evaluated for impairment when impairment indicators are present. If the carrying value exceeds the total undiscounted future cash flows, a discounted cash flow analysis is performed to determine the fair value of the asset. If the carrying value of the asset were to exceed the fair value, it would be written down to fair value. No goodwill or other intangible asset impairments were recorded during 2008, 2007 or 2006.
FINANCIAL INSTRUMENTS Derivative financial instruments are employed to manage risks, including foreign currency and interest rate exposures, and are not used for trading or speculative purposes. The Company recognizes all derivative instruments, such as interest rate swap agreements, foreign currency options, and foreign exchange contracts, in the Consolidated Balance Sheets at fair value. Changes in the fair value of derivatives are recognized periodically either in earnings or in Shareowners’ Equity as a component of other comprehensive income, depending on whether the derivative financial instrument is undesignated or qualifies for hedge accounting, and if so, whether it qualifies as a fair value, cash flow, or net investment hedge. Changes in fair values of derivatives accounted for as fair value hedges are recorded in earnings along with the changes in the fair value of the hedged items that relate to the hedged risk. Gains and losses on derivatives designated as cash flow hedges, to the extent they are effective, are recorded in other comprehensive income, and subsequently reclassified to earnings to offset the impact of the hedged items when they occur. In the event it becomes probable the forecasted transaction to which a cash flow hedge relates will not occur, the derivative would be terminated and the amount in other comprehensive income would generally be recognized in earnings. Changes in the fair value of derivatives used as hedges of the net investment in foreign operations are reported in other comprehensive income. Changes in the fair value of derivatives not designated as hedges under Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended, and any portion of a hedge that is considered ineffective, are reported in earnings in either Cost of sales for those derivatives relating to inventory purchases or Other-net for all other derivatives.
The net interest paid or received on interest rate swaps is recognized as interest expense. Gains and losses resulting from the early termination of interest rate swap agreements are deferred and amortized as adjustments to interest expense over the remaining period of the debt originally covered by the terminated swap.
REVENUE RECOGNITION General: Revenue is recognized when the earnings process is complete, collectability is reasonably assured, and the risks and rewards of ownership have transferred to the customer, which generally occurs upon shipment of the finished product but sometimes is upon delivery to customer facilities.

Provisions for customer volume rebates, product returns, discounts and allowances are recorded as a reduction of revenue in the same period the related sales are recorded.
Multiple Element Arrangements: In 2008, approximately $975 million in revenues were generated by multiple element arrangements, primarily in the Security segment. These sales contracts typically consist of products sold and installed by the Company at the customer location. Revenue from equipment sales is generally recognized once installation is complete. Certain sales agreements also include maintenance and monitoring services pertaining to the installed equipment. Service revenue is recognized ratably over the contract term as services are rendered.
Customer billings for equipment not yet installed and for monitoring services not yet rendered are deferred. The associated deferred revenue is included in Accrued expenses in the Consolidated Balance Sheets to the extent that customers have paid in advance of equipment or service delivery.
When a sales agreement involves multiple elements, deliverables are separately identified and consideration is allocated based on their relative fair values in accordance with Emerging Issues Task Force Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.” Fair value is generally determined by reference to the prices charged in standalone transactions.
COST OF SALES AND SELLING, GENERAL & ADMINISTRATIVE Cost of sales includes the cost of products and services provided reflecting costs of manufacturing and preparing the product for sale. These costs include expenses to acquire and manufacture products to the point that they are allocable to be sold to customers and costs to perform services pertaining to service revenues (e.g. installation of security systems, automatic doors, and security monitoring costs). Cost of sales is primarily comprised of inbound freight, direct materials, direct labor as well as overhead which includes indirect labor and facility and equipment costs. Cost of sales also includes quality control, procurement and material receiving costs as well as internal transfer costs. Selling general and administrative costs include the cost of selling products as well as administrative function costs. These expenses generally represent the cost of selling and distributing the products once they are available for sale and primarily include salaries and commissions of the Company’s sales force, distribution costs, notably salaries and facility costs, as well as administrative expense for certain support functions and related overhead.
ADVERTISING COSTS Television advertising is expensed the first time the advertisement airs, whereas other advertising is expensed as incurred. Advertising costs are classified in SG&A and amounted to $39.3 million in 2008, $42.1 million in 2007 and $42.1 million in 2006. Cooperative advertising expense reported as a deduction in net sales was $29.0 million in 2008, $28.0 million in 2007 and $25.8 million in 2006.
ACQUISITION COSTS Certain costs directly related to acquisitions including legal, audit and other fees, were recorded to goodwill for all acquisitions consummated during 2008 and earlier years as required under SFAS No. 141, “Business Combinations” (“SFAS 141”). Beginning in fiscal 2009 all such costs associated with new business acquisitions will be expensed as incurred. Refer to the section entitled New Accounting Standards also included within Note A for further details.
SALES TAXES Sales and value added taxes collected from customers and remitted to governmental authorities are excluded from net sales reported in the Consolidated Statements of Operations.
SHIPPING AND HANDLING COSTS The Company generally does not bill customers for freight. Shipping and handling costs associated with inbound freight are reported in cost of sales. Shipping costs associated with outbound freight are reported as a reduction of net sales and amounted to $129.7 million, $130.1 million and $124.9 million in 2008, 2007 and 2006, respectively. Distribution costs are classified as SG&A and amounted to $122.2 million, $128.7 million and $118.2 million in 2008, 2007 and 2006, respectively.
STOCK-BASED COMPENSATION Compensation cost relating to stock-based compensation grants is recognized on a straight-line basis over the vesting period, which is generally four years. The expense for stock options and restricted stock units awarded to retirement eligible employees (those aged 55 and over, and with 10 or more years of service) is recognized by the date they became retirement eligible.
INCOME TAXES Income tax expense is based on reported earnings before income taxes. Interest and penalties related to income taxes are classified as Income taxes in the Consolidated Statements of Operations. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes, and are measured by applying enacted tax rates in effect in years in which the differences are expected to reverse. A valuation allowance is recorded to reduce deferred tax assets to the amount that is more likely than not to be realized.

EARNINGS PER SHARE Basic earnings per share equals net earnings attributable to The Stanley Works divided by weighted-average shares outstanding during the year. Diluted earnings per share include the impact of common stock equivalents using the treasury stock method when the effect is dilutive.
NEW ACCOUNTING STANDARDS
Implemented: In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements.”(“SFAS 157”). SFAS 157 establishes a single definition of fair value and a framework for measuring fair value, sets out a fair value hierarchy to be used to classify the source of information used in fair value measurements, and requires new disclosures of assets and liabilities measured at fair value based on their level in the hierarchy. SFAS 157 indicates that an exit value (selling price) should be utilized in fair value measurements rather than an entrance value, or cost basis, and that performance risks, such as credit risk, should be included in the measurements of fair value even when the risk of non-performance is remote. SFAS 157 also clarifies the principle that fair value measurements should be based on assumptions the marketplace would use when pricing an asset whenever practicable, rather than company-specific assumptions. In February 2008, the FASB issued Staff Positions (“FSPs”) No. 157-1 and No. 157-2, which, respectively, remove leasing transactions from the scope of SFAS 157 and defer its effective date for one year relative to nonfinancial assets and nonfinancial liabilities except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Accordingly, in fiscal 2008 the Company has applied SFAS 157 guidance to: (i) all applicable financial assets and liabilities; and (ii) nonfinancial assets and liabilities that are recognized or disclosed at fair value in the Company’s financial statements on a recurring basis (at least annually). The adoption of SFAS 157 for these items did not have a material affect on the Company. The remaining assets and liabilities, to which the FSP 157-2 deferral relates, will be measured at fair value as applicable beginning in fiscal 2009. This deferral relates to such items as impairment testing for goodwill, other intangible and long-lived assets and nonfinancial assets and nonfinancial liabilities initially measured at fair value in a business combination. Refer to Note N for disclosures required by this pronouncement.
In February 2007, the FASB issued SFAS No 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). This statement became effective for the Company at the beginning of 2008. SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The Company did not elect to utilize voluntary fair value measurements as permitted by the standard.
Not Yet Implemented: In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) requires the acquiring entity in a business combination to recognize the full fair value of assets acquired and liabilities assumed in the transaction (whether a full or partial acquisition), establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to disclose the information needed to evaluate and understand the nature and effect of the business combination. This statement applies to all transactions or other events in which the acquirer obtains control of one or more businesses, including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration, for example, by contract alone or through the lapse of minority veto rights. For new acquisitions made following the adoption of SFAS 141(R), significant costs directly related to the acquisition including legal, audit and other fees, as well as most acquisition-related restructuring, will have to be expensed as incurred rather than recorded to goodwill as is generally permitted under SFAS 141. Additionally, contingent purchase price arrangements (also known as earn-outs) will be re-measured to estimated fair value with the impact reported in earnings, whereas under present rules the contingent purchase consideration is recorded to goodwill when determined. SFAS 141(R) applies prospectively for the Company to business combinations for which the acquisition date is on or after January 4, 2009.
In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133” which is effective for fiscal years and interim periods beginning after November 15, 2008. Upon adoption in the first quarter of fiscal 2009, the statement will require enhanced disclosures related to the Company’s derivative instruments and will not impact the accounting for derivative instruments.
Subsequent Adoption of Accounting Pronouncements: Effective January 4, 2009 the Company adopted three accounting pronouncements each of which require retrospective application upon adoption. As a result, the consolidated financial statements and the related notes (including Notes F, I, K, L, Q and R) have been retroactively adjusted from those in the Company’s Annual Report on Form 10-K for the year ended January 3, 2009, to reflect the impact of adopting these accounting pronouncements:

In May 2008, the FASB issued Staff Position Accounting Principles Board (“APB”) 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 applies to convertible debt instruments that have a “net settlement feature” permitting settlement partially or fully in cash upon conversion. The guidance requires issuers of such convertible debt securities to separately account for the liability and equity components in a manner that reflects the issuer’s nonconvertible, unsecured debt borrowing rate. The FSP requires bifurcation of a component of the debt into equity, representative of the approximate fair value of the conversion feature at inception, and the amortization of the resulting debt discount to interest expense in the Consolidated Statements of Operations. The impact of adoption of this FSP at the March 2007 issuance date of the $330.0 million of Convertible Notes was a $54.9 million decrease in Long-Term Debt and a $20.9 million increase in associated deferred tax liabilities pertaining to the interest accretion, and a $0.3 million reclassification of debt issuance costs, net of tax, related to the conversion option feature of the Convertible Notes, totaling a $33.7 million increase to Shareowners’ equity. As described more fully in Note I Long-Term Debt and Financing Arrangements, in November 2008, the Company repurchased and thereby extinguished $10.0 million of the Convertible Notes. As a result of the November 2008 $10.0 million partial extinguishment of the Convertible Notes, the debt discount was reduced by $1.2 million and equity decreased $0.7 million net of tax. The remaining $53.7 million debt discount is being amortized to interest expense using the effective interest method through the Convertible Notes maturity in May 2012. Interest accretion to be recognized under the FSP in each year is as follows: $7.7 million in 2007; $10.3 million in 2008; $10.2 million in 2009; $10.6 million in 2010; $11.0 million in 2011; and $3.9 million in 2012.
In June 2008, the FASB issued FASB Staff Position Emerging Issues Task Force (“EITF”) No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). Under FSP EITF 03-6-1, unvested share-based payment awards with rights to receive non-forfeitable dividends (whether paid or unpaid) are participating securities that must be included in the two-class method of computing earnings per share. In 2007 and earlier years the Company granted restricted stock units (“RSU’s”) to certain executives with non-forfeitable dividend rights which are considered participating securities under the FSP. Approximately 118,000, 144,000 and 155,000 of these RSU’s were outstanding at the end of 2008, 2007 and 2006, respectively. The Company adopted FSP EITF No. 03-6-1 as of January 4, 2009 and calculated basic and diluted earnings per share under both the treasury stock method and the two-class method for all periods presented. There was no difference in earnings per share under the two methods for fiscal years 2008, 2007 and 2006, and the treasury stock method continues to be reported as detailed in Note K Capital Stock.
In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 requires reporting entities to present noncontrolling (minority) interests as equity (as opposed to a liability or mezzanine equity) and provides guidance on the accounting for transactions between an entity and noncontrolling interests. As a result of the implementation of SFAS 160, $18.5 million, $18.2 million and $18.7 million relating to noncontrolling interests as of January 3, 2009, December 29, 2007, and December 30, 2006 respectively, have been reclassified from Other liabilities to Noncontrolling interests within Equity.
RECLASSIFICATIONS The assets and liabilities of discontinued operations have been reclassified as held for sale in the Consolidated Balance Sheets, and earnings from discontinued operations have been reclassified within the Consolidated Statement of Operations. The financial statements have also been adjusted to reflect the adoption of new accounting standards which require retrospective application as discussed above. Certain other prior year amounts have been reclassified to conform to the current year presentation.
B. ACCOUNTS AND NOTES RECEIVABLE

(Millions of Dollars)	2008	2007
Trade accounts and notes receivable	$682.2	$802.1
Other receivables	35.3	43.9

Gross accounts and notes receivable	717.5	846.0
Allowance for doubtful accounts	(39.8)	(40.3)

Net accounts and notes receivable	$677.7	$805.7

Trade receivables are dispersed among a large number of retailers, distributors and industrial accounts in many countries. Adequate reserves have been established to cover anticipated credit losses.
Previously, the Company had agreements to sell, on a revolving basis, undivided interests in defined pools of accounts receivable to a Qualified Special Purpose Entity (“QSPE”). The entity was designed to facilitate the securitization of certain trade accounts receivable and was used as an additional source of liquidity. In June 2008, the Company acquired a third party’s interest in the QSPE. As a result, the entity became non-qualified. The net assets of this entity, which consisted of accounts receivable of $17.3 million, were consolidated in the Company’s balance sheet. Net cash flows between the Company and the entity totaled $43.2 million in 2008 and $18.0 million in 2007. Such activity primarily related to receivable sales, collections on receivables and servicing fees. In November 2008, this entity was dissolved. There were no gains or losses upon the acquisition of the third party interest or upon dissolution of the entity. The amounts deducted from receivables in the December 29, 2007 Consolidated Balance Sheet under this arrangement was $42.3 million.
C. INVENTORY

(Millions of Dollars)	2008	2007
Finished products	$365.0	$392.1
Work in process	58.2	57.4
Raw materials	91.5	106.9

Total	$514.7	$556.4

Net inventories in the amount of $159.2 million at January 3, 2009 and $204.7 million at December 29, 2007 were valued at the lower of LIFO cost or market. If the LIFO method had not been used, inventories would have been $76.0 million higher than reported at January 3, 2009 and $66.0 million higher than reported at December 29, 2007.
D. ASSETS HELD FOR SALE
Assets held for sale are reported at the lower of fair value less cost to sell or carrying value. At December 29, 2007, $115.7 million of assets were classified as held for sale including $91.4 million in assets of the CST/berger business and three other small businesses as more fully discussed in Note U, Discontinued Operations. Additionally at December 29, 2007, $24.3 million of financing lease receivables generated by the Blick business within the Security segment were classified as held for sale. These receivables were sold for an amount approximating net book value. There are no assets held for sale in the January 3, 2009 balance sheet as all sales were completed during the current year.
E. PROPERTY, PLANT AND EQUIPMENT

(Millions of Dollars)	2008	2007
Land	$42.9	$41.9
Land improvements	19.4	17.2
Buildings	277.9	273.2
Leasehold improvements	24.7	23.6
Machinery and equipment	900.3	937.4
Computer software	192.8	155.7

Gross PP&E	$1,458.0	$1,449.0
Less: accumulated depreciation and amortization	878.2	884.1

Total	$579.8	$564.9

Depreciation and amortization expense associated with PP&E was as follows:

(Millions of Dollars)	2008	2007	2006
Depreciation	$74.0	$66.1	$69.4
Amortization	18.5	17.1	12.2

Depreciation and amortization expense	$92.5	$83.2	$81.6

The amounts above are inclusive of depreciation and amortization expense for discontinued operations amounting to $0.5 million in 2008, $0.9 million in 2007 and $1.4 million in 2006.

F. ACQUISITIONS
The Company completed 30 acquisitions during 2008, 2007 and 2006. These businesses were acquired pursuant to the Company’s growth and portfolio repositioning strategy. The acquisitions were accounted for by the purchase method in accordance with SFAS 141, and their results are included in the Company’s consolidated operating results from the respective acquisition dates. All of the acquisitions have resulted in the recognition of goodwill. Goodwill reflects the future earnings and cash flow potential of the acquired business in excess of the fair values that are assigned to all other identifiable assets and liabilities. Goodwill arises because the purchase price paid reflects numerous factors including the strategic fit and expected synergies these targets bring to existing operations, the competitive nature of the bidding process and the prevailing market value for comparable companies. SFAS 141 requires all identifiable assets and liabilities acquired to be reported at fair value and the excess is recorded as goodwill. The Company obtains information during due diligence and from other sources which forms the basis for the initial allocation of purchase price to the estimated fair value of assets and liabilities acquired. In the months following an acquisition, intangible asset valuation reports, asset appraisals and other data are obtained in order for management to finalize the fair values assigned to acquired assets and liabilities.
Integration of certain acquisitions requires reduction of redundant personnel, closure of facilities, and other restructuring actions related to the acquired businesses. In such cases, a restructuring accrual is recorded for actions identified in integration strategy plans initially developed by the Company as of the acquisition date, with a resulting increase to goodwill. As integration strategies are executed, the Company monitors the previously established restructuring accruals and makes adjustments to the extent actual expenditures differ from the estimated accruals. Adjustments recorded to previously established restructuring accruals until the time integration plans are fully executed, not to exceed one year from the date of original acquisition, are reflected in the final goodwill amount included in the purchase price allocation. Adjustments made subsequent to the finalization of integration strategies, or after one year from the date of original acquisition, are appropriately reflected in earnings if increases to the originally established accruals are required, while accruals that are not fully utilized are recorded as a reduction of goodwill.
2008 ACQUISITIONS In July 2008, the Company completed the acquisition of Sonitrol Corporation (“Sonitrol”) for $282.1 million in cash. Sonitrol is a market leader in North American commercial security monitoring services, access control and fire detection systems, with annual revenues of approximately $110 million. The acquisition will complement the product offering of the pre-existing security integration businesses including HSM acquired in early 2007.
Also in July 2008, the Company completed the acquisition of Xmark Corporation (“Xmark”) for $47.1 million in cash. Xmark, headquartered in Canada, markets and sells radio frequency identification-based systems used to identify, locate and protect people and assets, with annual revenues of approximately $30 million. The acquisition expands the Company’s personal security business.
In October of 2008, the Company completed the acquisition of Generale de Protection (“GdP”) for $168.6 million in cash. GdP, headquartered in Vitrolles, France, is a leading provider of audio and video security monitoring services, primarily for small and mid-sized businesses located in France and Belgium. GdP’s annual revenues are approximately $87 million.
The Company also made eleven small acquisitions relating to its mechanical access systems, convergent security solutions, industrial healthcare storage and fastening businesses during 2008. These eleven acquisitions were completed for a combined purchase price of $74.6 million.
The total purchase price of $572.4 million reflects transaction costs and is net of cash acquired, amounts allocated to the assets acquired and liabilities assumed are based on their estimated fair values at the acquisition dates. Goodwill associated with the 2008 acquisitions that is deductible for income tax purposes amounts to $40.7 million. The purchase price allocations of these acquisitions are preliminary, mainly with respect to the finalization of intangible asset valuations, related deferred taxes, and certain other items.

The following table summarizes the estimated fair values of major assets acquired and liabilities assumed for the 2008 acquisitions in the aggregate:

(Millions of Dollars)	2008
Current assets, primarily accounts receivable and inventories	$72.3
Property, plant, and equipment	10.4
Goodwill	329.3
Trade names	21.1
Customer relationships	239.5
Technology	14.1
Other intangible assets	1.4
Other assets	8.7

Total assets	$696.8

Current liabilities	$74.4
Deferred tax liabilities and other	50.0

Total liabilities	$124.4

The weighted average useful lives assigned to the amortizable assets identified above are trade names — 10 years; customer relationships — 13 years; technology — 8 years; and other intangible assets — 1 year.
2007 ACQUISITIONS The Company completed the acquisition of HSM Electronic Protection Services, Inc. (“HSM”) on January 16, 2007 for $546.1 million which was financed with debt and equity units as more fully described in Note I, Long-Term Debt and Financing Arrangements. HSM is a market leader in the North American commercial security monitoring industry, with annual revenues of approximately $200 million. HSM has a stable customer base, an extensive North American field network and the second largest market share in the U.S. commercial monitoring market. The acquisition has served as a growth platform in the monitoring sector of the security industry.
The Company also made eight small acquisitions relating to its hydraulic, access technologies, industrial healthcare storage, mechanical access solutions and security integration businesses during 2007 for a combined purchase price of $100.1 million. Goodwill associated with the 2007 acquisitions that is deductible for tax purposes amounted to $104.9 million.
The total purchase price of $646.2 million for the 2007 acquisitions reflects transaction costs and is net of cash acquired. Amounts allocated to the assets acquired and liabilities assumed are based on their estimated fair values at the acquisition dates. Adjustments to reflect the fair value of the assets acquired and liabilities assumed are complete for all 2007 acquisitions.
The following table summarizes the fair values of major assets acquired and liabilities assumed for all 2007 acquisitions:

(Millions of Dollars)	2007
Current assets, primarily accounts receivable and inventories	$44.9
Property, plant, and equipment	10.7
Goodwill	386.4
Trade names	13.1
Customer relationships	227.3
Technology	1.9
Other intangible assets	1.0
Other assets	22.6

Total assets	$707.9

Current liabilities	$59.0
Deferred tax liabilities and other	2.7

Total liabilities	$61.7

The weighted average useful lives assigned to the amortizable assets identified above are trade names — 7 years; customer relationships — 15 years; technology — 8 years; and other intangible assets — 4 years.

PRO FORMA EARNINGS FOR ACQUISITIONS The information for 2008, 2007 and 2006 set forth below reflects the pro forma consolidated results as if the 2008, 2007, and 2006 acquisitions had occurred at the beginning of 2006. Non-recurring expenses of the acquired companies have been eliminated, while the effects of the Company’s inventory step-up charges, increased intangible asset amortization expense, taxes and interest have been added to the results below.
Operating results for the acquisitions during these pre-acquisition periods were not necessarily indicative of future results.

(Millions of Dollars, except per share amounts) (Unaudited)	2008	2007	2006
Net sales	$4,659.5	$4,721.6	$4,480.7
Net earnings attributable to The Stanley Works	$313.2	$335.8	$293.7
Diluted earnings per share	$3.92	$3.99	$3.51
G. GOODWILL AND OTHER INTANGIBLE ASSETS
GOODWILL The changes in the carrying amount of goodwill by segment are as follows:

(Millions of Dollars)	Security	Industrial	CDIY	Total
Balance December 29, 2007	$951.2	$338.2	$214.4	$1,503.8
Acquisitions during the year	329.3	—	—	329.3
Foreign currency translation and other	(70.3)	(16.4)	(7.2)	(93.9)

Balance January 3, 2009	$1,210.2	$321.8	$207.2	$1,739.2

OTHER INTANGIBLE ASSETS Other intangible assets at January 3, 2009 and December 29, 2007 were as follows:

	2008		2007
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
(Millions of Dollars)	Amount	Amortization	Amount	Amortization
Amortized Intangible Assets
— Definite lives
Patents and copyrights	$50.4	$(33.3)	$57.0	$(32.1)
Trade names	60.0	(26.2)	41.2	(20.7)
Customer relationships	661.6	(179.3)	446.9	(125.5)
Other intangible assets	54.1	(30.2)	41.9	(26.2)

Total	$826.1	$(269.0)	$587.0	$(204.5)

Total indefinite-lived trade names are $299.8 million at January 3, 2009 and $311.7 million at December 29, 2007. The decrease is attributable to foreign currency fluctuations.
Aggregate other intangible assets amortization expense by segment was as follows:

(Millions of Dollars)	2008	2007	2006
Security	$79.6	$65.5	$28.5
Industrial	8.0	6.8	5.0
CDIY	2.9	6.7	6.1

Consolidated	$90.5	$79.0	$39.6

Future amortization expense in each of the next five years amounts to $101.7 million for 2009, $86.1 million for 2010, $72.5 million for 2011, $59.1 million for 2012 and $49.4 million for 2013.

H. ACCRUED EXPENSES
Accrued expenses at January 3, 2009 and December 29, 2007 were as follows:

(Millions of Dollars)	2008	2007
Payroll and related taxes	$107.6	$102.6
Restructuring costs	67.9	23.7
Trade allowances	65.0	79.3
Income and other taxes	36.6	38.9
Deferred revenue	34.7	33.6
Insurance and benefits	33.3	29.7
Other	158.9	142.9

Total	$504.0	$450.7

I. LONG-TERM DEBT AND FINANCING ARRANGEMENTS
Long-term debt and financing arrangements at January 3, 2009 and December 29, 2007 follow:

(Millions of Dollars)	Interest Rate	2008	2007
U.K. loan notes, payable on demand	UK Libor less 0.5%	$0.7	$1.3
ESOP loan guarantees, payable in varying monthly installments through 2009	6.1%	1.3	4.2
Industrial Revenue Bonds due in 2010	6.3-6.8%	—	5.6
Notes payable due in 2010	5.0%	199.9	199.8
Notes payable due in 2012	4.9%	208.4	200.0
Notes payable due in 2013	6.15%	257.2	—
	3 month LIBOR less
Convertible notes payable due in 2012	3.5%	284.3	282.8
Notes payable due in 2045 (subordinated)	5.9%	415.7	450.1
Other, payable in varying amounts through 2013	0.0-6.6%	30.2	31.4

Total debt		$1,397.7	$1,175.2
Less: current maturities		13.9	10.3

Long-term debt		$1,383.8	$1,164.9

Aggregate annual maturities of long-term debt for each of the years from 2009 to 2013 are $13.9 million, $207.2 million, $5.7 million, $532.1 million and $258.8 million, respectively. Interest paid during 2008, 2007, and 2006 amounted to $78.9 million, $85.0 million and $70.3 million, respectively.
On February 27, 2008, the Company amended its credit facility to provide for an increase and extension of its committed credit facility to $800.0 million from $550.0 million. In May 2008, the Company’s commercial paper program was also increased to $800.0 million. The credit facility is designated as a liquidity back-stop for the Company’s commercial paper program. The amended and restated facility expires in February 2013.
Included in Short-term borrowings on the Consolidated Balance Sheets as of January 3, 2009 and December 29, 2007, is commercial paper of $205.7 million and $277.7 million, respectively. In addition, the Company has uncommitted short-term lines of credit with numerous banks aggregating $246.0 million, of which $233.7 million was available at January 3, 2009. Short-term arrangements are reviewed annually for renewal. The aggregate long-term and short-term lines amounted to $1.046 billion. The weighted average interest rates on short-term borrowings at January 3, 2009 and December 29, 2007 were 2.4% and 4.6%, respectively.

On September 29, 2008 the Company issued $250.0 million of unsecured Term Notes maturing October 1, 2013 (the “2013 Term Notes”) with fixed interest payable semi-annually, in arrears at a rate of 6.15% per annum. The 2013 Term Notes rank equally with all of the Company’s existing and future unsecured and unsubordinated debt. The Company received net proceeds of $248.0 million which includes a discount of $0.5 million to achieve a 6.15% interest rate and $1.5 million of fees associated with the transaction. The Company used the net proceeds from the offering primarily to reduce borrowings under its existing commercial paper program. The $257.2 million of debt reported at January 3, 2009 reflects the unamortized balance of the $7.9 million gain from a December 2008 swap termination. This fixed-to-floating interest rate swap was entered into upon issuance of the 2013 Term Notes as detailed in Note J Financial Instruments. The 2013 Term Notes include a Change of Control Triggering Event that would apply should a Change of Control event (as defined in the Indenture governing the 2013 Term Notes) occur. The Company would be required to make an offer to repurchase, in cash, all of the outstanding 2013 Term Notes for a purchase price at 101.0% of the original principal amount, plus any accrued and unpaid interest outstanding up to the purchase date.
In May 2008, the Company entered into a fixed-to-floating interest rate swap on its $200.0 million notes payable due in 2012. The $8.4 million increase in the carrying value of the debt at January 3, 2009 pertains to the gain recognized upon termination of this swap in December 2008 as more fully discussed in Note J Financial Instruments.
Junior Subordinated Debt Securities
In November 2005, the Company issued $450.1 million of junior subordinated debt securities to The Stanley Works Capital Trust I (the “Trust”), with a 40-year term and a fixed initial coupon rate of 5.902% for the first five years. The Trust, which was not consolidated in accordance with Financial Accounting Standards Board Interpretation No. 46R, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (“FIN 46R”), obtained the funds it loaned to the Company through the capital market sale of $450.0 million of Enhanced Trust Preferred Securities (“ETPS”) and through the sale of $0.1 million in Trust Common Securities to the Company. The obligations, tenor and terms of the ETPS mirrored those of the junior subordinated debt securities. The securities may be redeemed after five years without penalty. If not redeemed after 5 years, the coupon rate will reset quarterly to 1.4% plus the highest of 3-month LIBOR, the 10-Year US Treasury CMT or the 30-Year US Treasury CMT, limited to a maximum rate of 13.25%. Net proceeds of the issuance were used to partially finance the acquisitions of Facom (January 1, 2006) and National (November 30, 2005).
In October 2008, the Company repurchased $34.3 million of the ETPS for $24.9 million in cash, and in December 2008 the Trust was dissolved. Upon the dissolution of the Trust, the $0.1 million investment in the unconsolidated Trust was unwound with a corresponding reduction in debt. Additionally the Company caused the remaining $415.7 million of junior subordinated debt securities held by the Trust to be distributed to the holders of ETPS in exchange for the ETPS upon dissolution of the Trust. A pre-tax gain of $9.4 million was recognized in Other-net in the Statement of Operations pertaining to the partial extinguishment of this debt.
Financing of the January 2007 HSM Acquisition
During 2007, the Company initially funded the $546.1 million HSM acquisition with a combination of short-term borrowings and cash. A $500.0 million 364-day revolving credit bridge facility was entered into on January 8, 2007, of which $130.0 million was utilized to acquire HSM; the remainder of the HSM purchase price was funded through commercial paper borrowings and cash.
On March 20, 2007, the Company completed two security offerings: “Equity Units”, which consisted of $330.0 million of convertible debt and $330.0 million of forward stock purchase contracts and $200.0 million of unsecured notes (the “2010 Term Notes”). With respect to the $860.0 million in offerings, the Company will not receive the $330.0 million cash pertaining to the forward stock purchase contracts until May 2010. The $488.1 million net cash proceeds of these offerings and the related financial instruments described below were used to pay down the short-term bridge facility and commercial paper borrowings.
The 2010 Term Notes mature March 15, 2010 with fixed interest payable semi-annually, in arrears at a rate of 5.0% per annum and rank equally with other unsecured and unsubordinated debt of the Company. The $199.7 million of debt recorded at issuance reflects a $0.3 million discount to achieve a 5.0% fixed interest rate. The Company received proceeds from the 2010 Term Notes of $198.9 million net of this discount and underwriters fees; this $1.1 million in discount and fees will be amortized to expense over the three year term.
The 2010 Term Notes include a change in control provision (“Change in Control Provision”) that would apply in the event there is a Change in Control (as defined in the Indenture governing the 2010 Term Notes) and the 2010 Term Notes are rated below investment grade. The Change in Control Provision provides investors with the right to require the Company to repurchase all or any part of their 2010 Term Notes in cash at a price equal to 100.0% of the principal amount plus accrued and unpaid interest.

Equity Units: On March 20, 2007, the Company issued 330,000 Equity Units, each with a stated value of $1,000. The Equity Units are comprised of a senior convertible note (a “Convertible Note”) and a forward common stock purchase contract (an “Equity Purchase Contract”). The Company received $320.1 million in cash proceeds from the Equity Units offering, net of underwriting fees. These proceeds were used to repay short-term borrowings and, along with $18.8 million in proceeds from the sale of stock warrants, to fund the $49.3 million cost of the convertible notes hedge as more fully described below.
In November 2008, the Company repurchased $10.0 million of the Equity Units for $5.3 million in cash (the “$10 Million Repurchase”). To properly account for the transaction, the Equity Unit elements were bifurcated as effectively the Company paid $10.0 million to extinguish the Convertible Notes and received $4.7 million from the seller to settle its obligation under the Equity Purchase Contracts. As further detailed below, the Equity Purchase Contracts obligated the holder to purchase shares of the Company’s common stock at a minimum purchase price of approximately $54.45 per share on May 17, 2010. At the November 2008 repurchase date, the Company’s common stock had a closing market value of $25.38. The remaining liability for Contract Adjustment Payment fees associated with the $10.0 million of settled Equity Purchase Contracts was reversed, resulting in an increase to equity of $0.7 million. The related $10.0 million in Convertible Note Hedges (the “Bond Hedge”) and Stock Warrants were unwound with a nominal impact to equity. As a result of the $10 Million Repurchase, there was an insignificant gain recorded in earnings and a net increase in equity of $5.4 million.
Equity Purchase Contracts:
The Equity Purchase Contracts obligate the holders to purchase on May 17, 2010, newly issued shares of the Company’s common stock for $320.0 million in cash. A maximum of 5.9 million shares of common stock may be issued on the May 17, 2010 settlement date, subject to adjustment for standard anti-dilution provisions. Equity Purchase Contract holders may elect to settle their obligation early, in cash. The Convertible Notes, described further below, are pledged as collateral to guarantee the holders’ obligations to purchase common stock under the terms of the Equity Purchase Contracts. The agreed upon number of shares that each Equity Purchase Contract holder must purchase is called the “settlement amount”. The settlement amount is equal to the sum of the daily settlement amounts determined over a 20 consecutive trading day period (the “observation period”) ending on and including the third trading day prior to the purchase contract settlement date. The settlement amount may be affected by standard anti-dilution protection provisions in the Equity Purchase Contracts or a cash merger. In effect, the Company will receive a minimum purchase price from investors of approximately $54.45 per share. The daily settlement amount for each trading day during the observation period is calculated as follows:
•	if the applicable market value of the Company’s common stock on that trading day is less than or equal to $54.45 (the “reference price”), the daily settlement amount for that trading day will be 0.9183 shares of the Company’s common stock; and

•	if the applicable market value of the Company’s common stock on that trading day is greater than the reference price, the daily settlement amount for that trading day will be a number of shares of the Company’s common stock equal to $50 divided by the applicable market value, rounded to the nearest ten thousandth share.
Holders of the Equity Purchase Contract are paid a quarterly contract adjustment payment (“Contract Adjustment Payment”) of 5.125% per annum, and the first payment thereof was made August 17, 2007. The $49.6 million present value of the Contract Adjustment Payments reduced Shareowners’ Equity at inception. As each quarterly Contract Adjustment Payment is made, the related liability will be relieved with the difference between the cash payment and the present value of the Contract Adjustment Payment recorded as interest expense (at inception approximately $3.9 million accretion over the three year term). Due to the $10 Million Repurchase, $0.7 million in remaining liability for the related Contract Adjustment Payments was reversed. At January 3, 2009 the liability reported for the Contract Adjustment Payments amounted to $22.9 million.
Convertible Notes:
The $320.0 million Convertible Notes principal amount currently outstanding has a five-year, two month maturity and is due May 17, 2012. As discussed in Note A, Significant Accounting Policies, the Company adopted FSP APB 14-1 in January 2009 which applies to these Convertible Notes. Accordingly, all related amounts have been adjusted to reflect the required retrospective application of this FSP.

At maturity, the Company is obligated to repay the principal in cash, and may elect to settle the conversion option value, if any, as detailed further below, in either cash or shares of the Company’s common stock. The Convertible Notes bear interest at an annual rate of 3-month LIBOR minus 3.5%, reset quarterly (but never less than zero), and initially set at 1.85%. Interest is payable quarterly commencing August 17, 2007. The Convertible Notes are unsecured general obligations and rank equally with all of the Company’s other unsecured and unsubordinated debt. The Convertible Notes are pledged as collateral to guarantee the holders’ obligations to purchase common stock under the terms of the Equity Purchase Contract described above. The unamortized discount of the Convertible Notes was $35.7 million and $47.2 million at January 3, 2009 and December 29, 2007, respectively. The remaining unamortized balance will be recorded to interest expense through the Convertible Notes maturity in May 2012. The equity component carrying value was $32.9 million at January 3, 2009 and $33.7 million at December 29, 2007.
The Company is obligated to remarket the Convertible Notes commencing on May 10, 2010 to the extent that holders of the Convertible Note element of an Equity Unit or holders of separate Convertible Notes elect to participate in the remarketing. Holders of Equity Units who elect to have the Convertible Note element of these units not participate in the remarketing must create a Treasury Unit (replace the Convertible Notes with a zero-coupon U.S. Treasury security as substitute collateral to guarantee their performance under the Equity Purchase Contract), settle the Equity Purchase Contract early or settle it in cash prior to May 17, 2010. Upon a successful remarketing, the proceeds will be utilized to satisfy in full the Equity Unit holders’ obligations to purchase the Company’s common stock under the Equity Purchase Contract. In the event the remarketing of the Convertible Notes is not successful, the holders may elect to pay cash or to deliver the Convertible Notes to the Company as consideration to satisfy their obligation to purchase common shares under the Equity Purchase Contract.
The conversion premium for the Convertible Notes is 19.0%, equivalent to the initial conversion price of $64.80 based on the $54.45 value of the Company’s common stock at the date of issuance. Upon conversion on May 17, 2012 (or a cash merger event), the Company will deliver to each holder of the Convertible Notes $1,000 cash for the principal amount of the note. Additionally at conversion, to the extent, if any, that the conversion option is “in the money”, the Company will deliver, at its election, either cash or shares of the Company’s common stock based on an initial conversion rate of 15.4332 shares (equivalent to the initial conversion price set at $64.80) and the applicable market value of the Company’s common stock. The ultimate conversion rate may be increased above 15.4332 shares in accordance with standard anti-dilution provisions applicable to the Convertible Notes or in the event of a cash merger. An increase in the ultimate conversion rate will apply if the Company increases the per share common stock dividend rate during the five year term of the Convertible Notes; accordingly such changes to the conversion rate are within the Company’s control under its discretion regarding dividends it may declare. Also, the holders may elect to accelerate conversion, and “make whole” adjustments to the conversion rate may apply, in the event of a cash merger or “fundamental change”. Subject to the foregoing, if the market value of the Company’s common shares is below the conversion price at conversion, (initially set at a rate equating to $64.80 per share), the conversion option would be “out of the money” and the Company would have no obligation to deliver any consideration beyond the $1,000 principal payment required under each of the Convertible Notes. To the extent, if any, that the conversion option of the Convertible Notes becomes “in the money” in any interim period prior to conversion, there will be a related increase in diluted shares outstanding utilized in the determination of the Company’s diluted earnings per share in accordance with the treasury stock method prescribed by SFAS No. 128, Earnings Per Share. As of January 3, 2009 and December 29, 2007, the conversion option is “out of the money.”
Interest expense was $0.6 million and $4.8 million for 2008 and 2007, respectively, related to the contractual interest coupon on the Convertible Notes for the periods presented based upon the applicable 3-month LIBOR minus 3.5% rate in these periods. The Company has outstanding derivative contracts fixing the interest rate on the $320.0 million floating rate Convertible Notes (3-month LIBOR less 350 basis points) at 1.43% and recognized $4.2 million of interest expense and a $1.0 million reduction to interest expense pertaining to these interest rate swaps for the periods ending January 3, 2009 and December 29, 2007. The non-cash interest expense accretion related to the amortization of the liability balance as required under the FSP totaled $10.2 million and $7.6 million for 2008 and 2007, respectively. The total interest expense recognized on the Convertible Notes reflecting the contractual interest coupon, the fixed interest rate swaps and the interest accretion required under the FSP represented an effective interest rate of 5.16% for 2008 and 5.22% for 2007.
Convertible Notes Hedge: In order to offset the common shares that may be deliverable pertaining to the previously discussed conversion option feature of the Convertible Notes, the Company entered into Bond Hedges with certain major financial institutions. The Company paid the financial institutions a premium of $49.3 million for the Bond Hedge which was recorded, net of $14.0 million of anticipated tax benefits, as a reduction of Shareowners’ Equity. The terms of the Bond Hedge mirror those of the conversion option feature of the Convertible Notes such that the financial institutions may be required to deliver shares of the Company’s common stock to the Company upon conversion at its exercise in May 2012. To the extent, if any, that the conversion option feature becomes “in the money” during the five year term of the Convertible Notes, diluted shares outstanding will increase accordingly. Because the Bond Hedge is anti-dilutive, it will not be included in any diluted shares outstanding computation prior to its maturity. However, at maturity of the Convertible Notes and the Bond Hedge in 2012, the aggregate effect of these instruments is that there will be no net increase in the Company’s common shares.

Stock Warrants: Simultaneously, the Company issued 5,092,956 of unregistered common stock warrants (“Stock Warrants”) to financial institutions for $18.8 million. The cash proceeds received were recorded as an increase to Shareowners’ Equity. The Stock Warrants are exercisable during the period August 17, 2012 through September 28, 2012, and have a strike price of $87.12 established at 160.0% of the market value of $54.45 on the issuance date. The Stock Warrants will be net share settled and are deemed to automatically be exercised at their expiration date if they are “in the money” and were not previously exercised. The strike price for the Stock Warrants may be adjusted for increases to the Company’s dividend rate per share, or special dividends, if any, that occur during their five year term (consistent with the standard anti-dilution provisions discussed earlier with respect to the conversion spread on the Convertible Notes). In the event the Stock Warrants become “in the money” during their five year term due to the market value of the Company’s common stock exceeding the $87.12 strike price, there will be a related increase in diluted shares outstanding utilized in the determination of the Company’s diluted earnings per share. In November 2008, 154,332 Stock Warrants were repurchased from the financial institutions at a cost of $.15 per warrant, pertaining to the previously mentioned $10 Million Repurchase. As a result, there were 4,938,624 Stock Warrants Outstanding as of January 3, 2009.
J. FINANCIAL INSTRUMENTS
The Company’s objectives in using debt and foreign currency related financial instruments are to obtain the lowest cost source of funds within a targeted range of variable to fixed-rate debt proportions, to better match financial obligations to sources of operating cash flows, and to minimize the foreign exchange risks arising from cross-border cash flows. To meet these risk management objectives, the Company enters into interest rate swap and currency swap agreements, purchased currency options and foreign exchange contracts. Derivative instruments are not employed for speculative purposes and are recognized in the Consolidated Balance Sheets at fair value. If the Company elects to do so, hedge accounting is applied based on the criteria specified in SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”(as amended) whereby management designates its derivative instruments as cash flow hedges, fair value hedges or net investment hedges.
CASH FLOW HEDGES Foreign exchange forward contracts are used to hedge multi-currency inter-company and trade cash flows expected to occur generally over a twelve to eighteen month period. The objective of these instruments is to minimize the impact of foreign currency fluctuations on operating results. In addition, interest rate swaps are utilized to manage the mix of fixed versus floating rate liabilities.
Forward contracts: The Company has entered into foreign exchange forward contracts denominated in Australian dollars, Canadian dollars, Chinese renminbi, euros, Great Britain pounds, Polish zloty, Taiwanese dollars, and Thai baht. At January 3, 2009 and December 29, 2007 the notional value of forward contracts designated as cash flow hedges and hedging inter-company transactions totaled $85.9 million and $206.3 million, respectively. The aggregate fair value of these contracts is a loss of $1.5 million that is recorded in Other current assets and Accrued expenses in the Consolidated Balance Sheet. The pre-tax amount recorded in Accumulated other comprehensive income related to forwards designated as cash flow hedges as of January 3, 2009 is $5.3 million. These amounts are expected to be reclassified into earnings over the next 12 months as the underlying hedged transactions affect earnings.
Interest rate swaps: In December 2008, the Company terminated its lease and purchased one of its major distribution centers. In conjunction with the termination of the lease, the Company also terminated the interest rate swap used to exchange the floating rate rental liability to a fixed rental liability. The interest rate swap had a notional amount of $14.9 million and resulted in an immaterial gain upon termination.
In March 2007, concurrent with the issuance of the Equity Units, the Company executed interest rate swaps with an aggregate notional amount of $330.0 million to convert the floating rate coupon on the Convertible Notes (LIBOR less 350 basis points) to a fixed rate coupon (1.43%) for a period of three years. In November 2008, the Company repurchased $10 million of the Equity Units and reduced the amount of the interest rate swap by the corresponding amount to ensure that the notional amounts of the derivative and the underlying continued to match. At January 3, 2009, the aggregate fair value of the outstanding interest rate swaps is a net loss of $6.6 million as reflected in Accrued expenses and Other Liabilities in the Consolidated Balance Sheet.

In 2005 the Company entered into a thirty year floating to fixed interest rate swap with a notional value of $150.0 million. The swap hedged the interest rate exposure associated with the forecasted refinancing of the $150.0 million 3.5% bonds maturing November 2007. During 2006 the swap was terminated, resulting in a $5.9 million gain before tax. The termination of this financial instrument was consistent with the Company’s risk management objective to obtain the lowest cost source of funds within a targeted range of variable to fixed rate interest rate proportions. The gain arising from the swap termination was reflected in Accumulated other comprehensive income in the Consolidated Balance Sheet during 2006. In November 2007, upon the maturity of the bonds linked to the associated hedged interest rate exposure, $5.0 million of the gain was reclassified out of Accumulated other comprehensive income and recorded as a gain in Other-net in the Consolidated Statement of Operations. The remaining $0.9 million in Accumulated other comprehensive income will be amortized as a reduction to interest expense through May 2012.
Cross currency swaps: The Company and its subsidiaries have entered into various inter-company transactions whereby the notional values are denominated in currencies other than the functional currencies of the party executing the trade (United States dollar and euro). In order to better match the cash flows of its inter-company obligations with cash flows from operations, the Company enters into cross currency swaps. At January 3, 2009, the aggregate fair value of the Company’s cross currency swaps that were designated as cash flow hedges was a net loss of $21.4 million as reflected in Accrued expenses and Other liabilities in the Consolidated Balance Sheet. The swaps have an aggregate United States dollar notional value of $150.0 million and maturity dates in November 2010. In December 2008, the Company made a payment of $13.4 million related to the termination of a $90.5 million cross currency swap hedging an affiliate loan. The termination had a nominal impact to the Company’s earnings.
For derivative instruments that are so designated at inception and qualify as cash flow hedges, the Company records the effective portions of the gain or loss on the derivative instrument in Accumulated other comprehensive income, a separate component of Shareowners’ Equity, and subsequently reclassifies these amounts into earnings in the period during which the hedged transaction is recognized in earnings. The ineffective portion of the gain or loss, if any, is immediately recognized in the same caption where the hedged items are recognized in the Consolidated Statements of Operations, generally Other-net. There is a $4.8 million after-tax gain reported for cash flow hedge effectiveness in Accumulated other comprehensive income as of January 3, 2009. Of this amount $4.6 million is expected to be reclassified to earnings as the hedged transactions occur or as amounts are amortized within the next 12 months, with the remainder through 2010. The ultimate amount recognized will vary based on fluctuations of the hedged currencies (Australian dollar, Canadian dollar, Chinese renminbi, euro, Great Britain pound, Polish zloty, Taiwanese dollar, Thai baht and United States dollar) through the maturity dates. During 2008, 2007, and 2006, $42.9 million, $(31.7) million, and $25.7 million, respectively, pertaining to cash flow hedges, was reclassified from Accumulated other comprehensive income into earnings, during the periods in which the underlying hedged transactions affected earnings; due to the effectiveness of these instruments in matching the underlying on a net basis there was no significant earnings impact.
FAIR VALUE HEDGES For derivative instruments that are designated and qualify as fair value hedges, the Company recognizes the gain or loss on the derivative instrument in earnings in the same caption where the offsetting gain or loss on the hedged item is recognized in the current period.
Interest rate swaps: In an effort to continue to optimize the mix of fixed versus floating rate debt in the Company’s capital structure, in May 2008 and November 2008 the Company entered into interest rate swaps with notional values which equaled the Company’s $200.0 million 4.9% notes due November 2012 and $250.0 million 6.15% notes due 2013. The interest rate swaps effectively converted the Company’s fixed rate debt to floating rate debt based on LIBOR, thereby hedging the fluctuation in the fair value resulting from changes in interest rates. The changes in fair value of the interest rate swaps were recognized in earnings as well as the offsetting changes in fair value of the underlying notes.
In December 2008, the Company terminated both interest rate swaps resulting in pre-tax gains of $16.5 million which was offset by the fair value adjustment to the carrying value of the underlying notes. At January 3, 2009 the carrying amounts of the $200.0 million and $250.0 million notes were increased by $8.4 million and $7.7 million respectively, related to this adjustment and will be amortized over the remaining term of the notes as a reduction of interest expense. The swaps were highly effective and, accordingly, no amount is recorded for ineffectiveness in the Consolidated Statement of Operations.
Cross currency swaps: During 2008, the Company elected to discontinue the practice of designating cross currency swaps as fair value hedges. Previously designated cross currency swaps were dedesignated, and new cross currency swaps are undesignated. There was minimal impact to the Company’s financial statements resulting from this policy change.
NET INVESTMENT HEDGE The Company utilizes net investment hedges to offset the translation adjustment arising from remeasuring its investment in the assets, liabilities, revenues, and expenses of its foreign subsidiaries.

For derivative instruments that are designated and qualify as net investment hedges, the Company records the effective portion of the gain or loss on the derivative instrument in Accumulated other comprehensive income. The Company had cross currency swaps and foreign exchange contracts denominated in Great Britain pounds and euro with an aggregate United States dollar notional value of $281.6 million to hedge its net investments of certain Great Britain pound and euro denominated assets. During the fourth quarter 2008, these contracts were terminated and resulted in gains of $19.1 million that will remain in Accumulated other comprehensive income until the underlying assets are disposed of. In order to continue to offset the translation adjustment of its net investment in euro assets, in December 2008 the Company entered into a foreign exchange contract to hedge its net investment on euro assets. The contract has a notional value of $223.4 million United States dollars, and a maturity of February 2010. At January 3, 2009, the fair value of this contract was a loss of $20.7 million and is recorded in Other liabilities in the Consolidated Balance Sheet and the pre-tax loss on the net investment hedge included in Accumulated other comprehensive income is $20.7 million.
UNDESIGNATED HEDGES Cross currency swaps and foreign exchange forward contracts are used to reduce exchange risks arising from the change in fair value of certain foreign currency denominated assets and liabilities (i.e. affiliate loans, payables, receivables). The objective of these practices is to minimize the impact of foreign currency fluctuations on operating results.
At January 3, 2009 and December 29, 2007, the notional amount of forward contracts hedging inter-company transactions totaled $203.9 million. These foreign exchange forward contracts are denominated in the Australian dollar, Canadian dollar, Czech koruna, Danish krone, euro, Japanese yen, Great Britain pound, Mexican peso, New Zealand dollar, Polish zloty, South African rand, Swiss franc, Swedish krona, Taiwanese dollar and Thai baht. The contracts mature in less than one year. The aggregate fair value of these forward contracts is a $3.8 million gain that is recorded in Other current assets and Accrued expenses in the Consolidated Balance Sheet.
At January 3, 2009, the notional amount of cross currency swaps hedging inter-company transactions totaled $259.3 million. These swaps are denominated in Canadian dollars, euros, Great Britain pounds and United States dollars. The contracts have maturities ranging January 2009 to September 2010. The aggregate fair value of these contracts is a net loss of $6.0 million that is recorded in Other current assets, Accrued expenses, Other assets and Other liabilities in the Consolidated Balance Sheet.
HEDGE EFFECTIVENESS For forward contracts and cross currency swaps designated as cash flow, fair value or net investment hedges, the Company measures hedge effectiveness by comparing the cumulative change in the hedge contract with the cumulative change in the hedged item, both of which are based on forward rates. The ineffective portion, if any, of the hedge is recognized in earnings immediately. Hedge ineffectiveness was negligible for 2008, 2007, and 2006.
For interest rate swaps designated as cash flow hedges, the Company measures the hedge effectiveness by offsetting the change in the variable portion of the interest rate swap with the change in the expected interest flows due to fluctuations in the LIBOR based interest rate.
The counterparties to all of the above mentioned financial instruments are major international financial institutions. The Company is exposed to credit risk for net exchanges under these agreements, but not for the notional amounts. The risk of default is considered remote.

The carrying values and fair values of the Company’s financial instruments at January 3, 2009 and December 29, 2007 follow:

	2008		2007
	Carrying		Carrying	Fair
(Millions of Dollars, (asset)/liability)	Value	Fair Value	Value	Value
Long Term Debt, Including Current Portion	$1,397.7	$1,106.5	$1,175.2	$1,152.0
Undesignated Hedges:
Forward Contracts	(3.8)	(3.8)	(0.9)	(0.9)
Cross currency swaps	6.0	6.0
Cash Flow Hedges:
Forward contracts	1.5	1.5	(5.4)	(5.4)
Interest rate swaps	6.6	6.6	6.1	6.1
Cross currency swaps	21.4	21.4	68.0	68.0
Fair Value Hedges:
Cross currency swaps	—	—	(0.8)	(0.8)
Net Investment Hedges:
Cross currency swaps	—	—	14.5	14.5
Forward contracts	20.7	20.7	—	—

Total Financial Instruments	$1,450.1	$1,158.9	$1,256.7	$1,233.5

The fair values of long-term debt instruments are estimated using discounted cash flow analysis, based on the Company’s marginal borrowing rates. The fair values of foreign currency and interest rate swap agreements are based on current settlement values. The carrying amount of cash equivalents and short-term borrowings approximates fair value.
K. CAPITAL STOCK
EARNINGS PER SHARE The following table reconciles net earnings attributable to common shareholders and the weighted average shares outstanding used to calculate basic and diluted earnings per share for the fiscal years ended January 3, 2009, December 29, 2007 and December 30, 2006.
Basic Earnings per Share Computation

	2008	2007	2006
Numerator (in millions):
Net earnings attributable to The Stanley Works	$306.9	$331.9	$289.5
Less: Net earnings allocated to unvested unitsA	0.6	0.5	0.4

Net earnings attributable to The Stanley Works	306.3	331.4	289.1

A	— The unvested units effecting the calculation of basic earnings per share represent restricted stock units with non-forfeitable dividend rights.

Denominator (in thousands):
Basic earnings per share, weighted-average shares outstanding	78,897	82,313	81,866

Dilutive Earnings per Share Computation

	2008	2007	2006
Numerator (in millions):
Net earnings attributable to the Stanley Works	$306.9	$331.9	$289.5

Denominator (in thousands):
Basic earnings per share, weighted-average shares outstanding	78,897	82,313	81,866
Dilutive effect of stock options and awards	977	1,733	1,838

Diluted earnings per share, weighted-average shares outstanding	79,874	84,046	83,704

	2008	2007	2006
Earnings per share of common stock:
Basic Earnings Per Share	$3.88	$4.03	$3.53
Diluted Earnings Per Share	$3.84	$3.95	$3.46
As further detailed in Note I, Long-Term Debt and Financing Arrangements, in March 2007, the Company issued warrants to purchase up to 5,092,956 shares of its common stock with a strike price of $87.12 which are anti-dilutive since the strike price of the warrants is greater than the market price of the Company’s common stock. There were 4,938,624 warrants outstanding at January 3, 2009 reflecting cancellations pertaining to the $10.0 million of Equity Units repurchased in November, 2008.
The following weighted-average stock options, warrants and forward stock purchase contracts to purchase the Company’s common stock were not included in the computation of diluted shares outstanding because the effect would be anti-dilutive.

	2008	2007	2006
Number of stock options (in thousands)	2,101	824	738
Number of stock warrants (in thousands)	5,069	3,918	—
Number of Equity Purchase Contracts (in thousands)	6,035	4,196	—
The Equity Purchase Contracts will not be dilutive at any time prior to their maturity in May, 2010 because the holders must pay the Company the higher of approximately $54.45 or then market price. Additionally, the Company has Convertible Notes outstanding which may require the company to deliver shares of common stock in May 2012. As of January 3, 2009 and December 29, 2007, there were no shares related to the Convertible Notes included in the calculation of diluted earnings per share because the effect of the conversion option was not dilutive. The Company intends to net share settle the conversion value, if any, of these Convertible Notes at their maturity in May, 2012. Furthermore there is a Bond Hedge in place which would fully offset any such shares that may be delivered pertaining to the Convertible Notes. These Convertible Notes as well as the related Equity Purchase Contracts and Bond Hedge are discussed more fully in Note I. Long Term Debt and Financing Arrangements.
COMMON STOCK SHARE ACTIVITY Common stock share activity for 2008, 2007 and 2006 was as follows:

	2008	2007	2006
Outstanding, beginning of year	80,378,787	81,841,627	83,791,129
Issued from treasury	737,698	2,323,973	2,076,722
Returned to treasury	(2,240,451)	(3,786,813)	(4,026,224)

Outstanding, end of year	78,876,034	80,378,787	81,841,627

COMMON STOCK RESERVED Common stock shares reserved for issuance under various employee and director stock plans at January 3, 2009 and December 29, 2007 are as follows:

	2008	2007
Employee stock purchase plan	3,216,631	3,278,892
Other stock-based compensation plans	3,061,491	3,894,296

Total	6,278,122	7,173,188

PREFERRED STOCK PURCHASE RIGHTS Each outstanding share of common stock has a one share purchase right. Each purchase right may be exercised to purchase one two-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $220.00, subject to adjustment. The rights, which do not have voting rights, expire on March 10, 2016, and may be redeemed by the Company at a price of $0.01 per right at any time prior to the tenth day following the public announcement that a person has acquired beneficial ownership of 15% or more of the outstanding shares of common stock. In the event that the Company is acquired in a merger or other business combination transaction, provision shall be made so that each holder of a right (other than a holder who is a 14.9%-or-more shareowner) shall have the right to receive, upon exercise thereof, that number of shares of common stock of the surviving Company having a market value equal to two times the exercise price of the right. Similarly, if anyone becomes the beneficial owner of more than 15% of the then outstanding shares of common stock (except pursuant to an offer for all outstanding shares of common stock which the independent directors have deemed to be fair and in the best interest of the Company), provision will be made so that each holder of a right (other than a holder who is a 14.9%-or-more shareowner) shall thereafter have the right to receive, upon exercise thereof, common stock (or, in certain circumstances, cash, property or other securities of the Company) having a market value equal to two times the exercise price of the right. At January 3, 2009, there were 78,876,034 outstanding rights.
STOCK-BASED COMPENSATION PLANS The Company has stock-based compensation plans for salaried employees and non-employee members of the Board of Directors. The plans provide for discretionary grants of stock options, restricted stock units, and other stock-based awards. The plans are generally administered by the Compensation and Organization Committee of the Board of Directors, consisting of non-employee directors.
Stock Options: Stock options are granted at the fair market value of the Company’s stock on the date of grant and have a 10 year term. Generally, stock option grants vest ratably over four years from the date of grant.
The following describes how certain assumptions affecting the estimated fair value of stock options are determined: the dividend yield is computed as the annualized dividend rate at the date of grant divided by the strike price of the stock option; expected volatility is based on an average of the market implied volatility and historical volatility for the 5 year expected life; the risk-free interest rate is based on U.S. Treasury securities with maturities equal to the expected life of the option; and an eight percent forfeiture rate is assumed. The Company uses historical data in order to estimate exercise, termination and holding period behavior for valuation purposes.
The number of stock options and weighted-average exercise prices follows:

	2008		2007		2006
	Options	Price	Options	Price	Options	Price
Outstanding, beginning of year	7,053,899	$37.83	8,456,508	$36.31	9,559,604	$34.06
Granted	849,360	33.73	743,000	53.11	934,000	50.44
Exercised	(400,972)	31.44	(1,820,355)	36.10	(1,817,695)	31.44
Forfeited	(420,063)	48.31	(325,254)	42.99	(219,401)	37.71

Outstanding, end of year	7,082,224	$37.08	7,053,899	$37.83	8,456,508	$36.31

Exercisable, end of year	5,368,989	$35.30	5,114,357	$33.46	5,619,112	$32.88

At January 3, 2009, the range of exercise prices on outstanding stock options was $19.34 to $63.04. Stock option expense was $4.9 million, $8.6 million and $8.2 million for the years ended January 3, 2009, December 29, 2007 and December 30, 2006, respectively.
The fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 2008, 2007 and 2006, respectively: dividend yield of 3.8%, 2.4% and 2.4%; expected volatility of 45.0%, 28.0%, 26.0%; and risk-free interest rates of 1.8%, 3.6%, 4.2%. An expected life of 5 years was used in each period and a weighted average vesting period of 2.0 years in 2008, 2.5 years in 2007 and 2.3 years in 2006. The weighted average fair value of stock options granted in 2008, 2007 and 2006 was $9.25, $12.15, and $12.03, respectively.

At January 3, 2009, the Company had $15.3 million of unrecognized pre-tax compensation expense for stock options. This expense will be recognized over the remaining vesting periods which are 2.0 years on a weighted average basis.
During 2008, the Company received $12.6 million in cash from the exercise of stock options. The related tax benefit from the exercise of these options is $2.5 million. During 2008, 2007 and 2006 the total intrinsic value of options exercised was $6.8 million, $37.9 million and $35.5 million, respectively. When options are exercised, the related shares are issued from treasury stock.
SFAS 123R requires the benefit arising from tax deductions in excess of recognized compensation cost to be classified as a financing cash flow rather than as an operating cash flow as all such tax benefits were classified under earlier accounting guidance. To quantify the recognized compensation cost on which the excess tax benefit is computed, both actual compensation expense recorded following the adoption of SFAS 123R and pro-forma compensation cost reported in disclosures under the previous SFAS 123 standard in earlier periods is considered. An excess tax benefit is generated on the extent to which the actual gain, or spread, an optionee receives upon exercise of an option exceeds the fair value determined at the grant date; that excess spread over the fair value of the option times the applicable tax rate represents the excess tax benefit. In 2008 and 2007, the Company reported $3.8 million and $8.6 million, respectively, of excess tax benefits as a financing cash flow.
Outstanding and exercisable stock option information at January 3, 2009 follows:

	Outstanding Stock Options			Exercisable Stock Options
		Weighted-average	Weighted-average		Weighted-average
		Remaining	Exercise		Exercise
Exercise Price Ranges	Options	Contractual Life	Price	Options	Price
$30.00 and below	831,592	1.51	$22.39	831,592	$22.39
$30.01 - 45.00	4,380,690	4.65	34.25	3,555,330	34.45
$45.01 - higher	1,869,942	7.80	50.26	982,067	49.32

	7,082,224	5.12	$37.08	5,368,989	$35.30

Compensation cost for new grants is recognized on a straight-line basis over the vesting period. The expense for retirement eligible employees (those aged 55 and over and with 10 or more years of service) is recognized by the date they became retirement eligible, as such employees may retain their options for the 10 year contractual term in the event they retire prior to the end of the vesting period stipulated in the grant.
Employee Stock Purchase Plan: The Employee Stock Purchase Plan (“ESPP”) enables substantially all employees in the United States and Canada to subscribe at any time to purchase shares of common stock on a monthly basis at the lower of 85% of the fair market value of the shares on the grant date ($48.85 per share for fiscal year 2008 purchases) or 85% of the fair market value of the shares on the last business day of each month. A maximum of 6,000,000 shares are authorized for subscription. During 2008, 2007 and 2006 shares totaling 62,261, 68,848 and 64,590, respectively, were issued under the plan at average prices of $37.31, $44.33 and $39.26 per share, respectively and the intrinsic value of the ESPP purchases was $0.4 million, $0.8 million and $0.6 million respectively. For 2008, the Company received $2.3 million in cash from ESPP purchases, and there is no related tax benefit. The fair value of ESPP shares was estimated using the Black Scholes option pricing model. ESPP compensation cost is recognized ratably over the one year term based on actual employee stock purchases under the plan. The fair value of the employees’ purchase rights under the ESPP was estimated using the following assumptions for 2008, 2007 and 2006, respectively: dividend yield of 3.7%, 2.2% and 2.4%; expected volatility of 28.0%, 22.0% and 23.0%; risk-free interest rates of 0.3%, 4.4% and 4.3%; and expected lives of one year. The weighted average fair value of those purchase rights granted in 2008, 2007 and 2006 was $6.59, $10.95 and $9.70, respectively.
Restricted Share Units: Compensation cost for restricted share units, including restricted shares granted to French employees in lieu of RSU’s, (collectively “RSU’s”) granted to employees is recognized ratably over the vesting term, which varies but is generally 4 years. RSU grants totaled 241,036 shares, 228,125 shares and 169,675 shares in 2008, 2007 and 2006, respectively. The weighted-average grant date fair value of RSU’s granted in 2008, 2007 and 2006 was $35.28, $49.13 and $49.28 per share, respectively. Total compensation expense recognized for RSU’s amounted to $6.3 million, $7.6 million and $4.1 million, respectively; and the related tax benefit recorded was $2.1 million, $2.2 million and $1.0, respectively, in 2008, 2007 and 2006. As of January 3, 2009, unrecognized compensation expense for RSU’s amounted to $15.8 million and this cost will be recognized over a weighted-average period of 1.9 years.

A summary of non-vested restricted stock unit activity as of January 3, 2009, and changes during the twelve month period then ended is as follows:

		Weighted Average
	Restricted Share	Grant
	Units	Date Fair Value
Non-vested at December 29, 2007	406,723	$48.68
Granted	241,036	35.28
Vested	(122,043)	47.46
Forfeited	(44,845)	47.17

Non-vested at January 3, 2009	480,871	$42.55

The total fair value of shares vested (market value on the date vested) during 2008, 2007 and 2006 was $4.4 million, $5.1 million and $5.2 million, respectively.
Additionally, non-employee members of the Board of Directors received restricted share-based grants which must be cash settled and accordingly mark-to-market accounting is applied. The after-tax expense recognized for such grants amounted to $0.2 million in 2008, $0.4 million in 2007, and $0.5 million in 2006.
Long-Term Performance Awards:
Cyclical 3-year Plans: The Company has granted Long Term Performance Awards (“LTIPs”) under its 1997 and 2001 Long Term Incentive Plans to senior management employees for achieving Company performance measures, specifically earnings per share and return on capital employed. Awards are payable in shares of common stock, which may be restricted if the employee has not achieved certain stock ownership levels, and generally no award is made if the employee terminates employment prior to the payout date. There are three award cycles in progress: one for the three year period ending in December, 2008, the second for the three year period ending in December, 2009, and the third for the three year period ending in December, 2010. The ultimate issuance of shares, if any, is determined based on performance in the final year of the cycle. Based on performance in fiscal 2008, a total of 27,031 shares will be issued to senior management in 2009.
Special Bonus Program: In 2007, the Company adopted a special bonus program under its 1997 Long Term Incentive Plan. The program provides senior managers the opportunity to receive stock in the event certain working capital turn objectives are achieved by December 31, 2009 and sustained for a period of at least six months. The ultimate issuances of shares, if any, will be determined based on performance during the performance period.
Expense recognized for the various performance-contingent grants amounted to $1.9 million in 2008, $1.5 million in 2007 and $7.4 million in 2006. In the event performance goals are not met, no compensation cost is recognized and any previously recognized compensation cost is reversed.

A summary of the activity pertaining to the maximum number of shares that may be issued under both the Cyclical 3-year Plans and the Special Bonus Program is as follows:

		Weighted Average Grant
	Share Units	Date Fair Value
Non-vested at December 29, 2007	472,519	$48.14
Granted	238,068	44.22
Vested	(110,033)	48.61
Forfeited	(30,751)	50.25

Non-vested at January 3, 2009	569,803	$49.50

L. ACCUMULATED OTHER COMPREHENSIVE INCOME
Accumulated other comprehensive income (loss) at the end of each fiscal year was as follows:

(Millions of Dollars)	2008	2007	2006
Currency translation adjustment	$(67.2)	$98.8	$(8.8)
Pension loss, net of tax	(83.0)	(42.2)	(68.9)
Fair value of net investment hedge effectiveness, net of tax	(6.6)	(14.5)	(9.0)
Fair value of cash flow hedge effectiveness, net of tax	4.8	5.1	4.4

Accumulated other comprehensive income (loss)	$(152.0)	$47.2	$(82.3)

M. EMPLOYEE BENEFIT PLANS
EMPLOYEE STOCK OWNERSHIP PLAN (“ESOP”) Substantially all U.S. employees may contribute from 1% to 15% of their eligible compensation to a tax-deferred 401(k) savings plan, subject to restrictions under tax laws. Employees generally direct the investment of their own contributions into various investment funds. An employer match benefit is provided under the plan equal to one-half of each employee’s tax-deferred contribution up to the first 7% of their compensation. Participants direct the entire employer match benefit such that no participant is required to hold the Company’s common stock in their 401(k) account. The employer match benefit totaled $10.4 million, $8.4 million and $7.9 million, in 2008, 2007 and 2006, respectively.
In addition, approximately 4,100 U.S. salaried and non-union hourly employees receive a non-contributory benefit under the Cornerstone plan. Cornerstone benefit allocations range from 3% to 9% of eligible employee compensation based on age. Approximately 1,300 U.S. employees receive an additional average 1.7% contribution actuarially designed to replace previously curtailed pension benefits. Allocations for benefits earned under the Cornerstone plan were $15.6 million in 2008, $13.8 million in 2007, and $13.2 million in 2006. Assets held in participant Cornerstone accounts are invested in target date retirement funds which are age-based mix of investments.
Shares of the Company’s common stock held by the ESOP were purchased with the proceeds of external borrowings in 1989 and borrowings from the Company in 1991 (“1991 internal loan”). The external ESOP borrowings are guaranteed by the Company and are included in long-term debt. Shareowners’ equity reflects a reduction equal to the cost basis of unearned (unallocated) shares purchased with the internal and the external borrowings.
The Company accounts for the ESOP under Statement of Position (“SOP”) 76-3, “Accounting Practices for Certain Employee Stock Ownership Plans”, as affected by the Emerging Issues Task Force (“EITF”) 89-8, “Expense Recognition for Employee Stock Ownership Plans.” Net ESOP activity recognized is comprised of the cost basis of shares released, the cost of the aforementioned Cornerstone and 401(k) match defined contribution benefits, interest expense on the external 1989 borrowing, less the fair value of shares released and dividends on unallocated ESOP shares. Net ESOP expense was $10.6 million in 2008, $1.6 million in 2007 and $2.4 million in 2006. ESOP expense is affected by the market value of the Company’s common stock on the monthly dates when shares are released. The market value of shares released averaged $43.65 per share in 2008, $56.04 per share in 2007 and $49.28 in 2006.

Unallocated shares are released from the trust based on current period debt principal and interest payments as a percentage of total future debt principal and interest payments. Dividends on both allocated and unallocated shares may be used for debt service and to credit participant accounts for dividends earned on allocated shares. Dividends paid on the shares acquired with the 1991 internal loan were used solely to pay internal loan debt service in all periods. Dividends on ESOP shares, which are charged to shareowners’ equity as declared, were $9.7 million in 2008, $11.0 million in 2007 and $11.7 million in 2006. Dividends on ESOP shares were utilized entirely for debt service in all years. Interest costs incurred by the ESOP on the 1989 external debt in 2008, 2007 and 2006 were $0.2 million, $0.3 million and $0.3 million, respectively. Interest costs incurred by the ESOP on the 1991 internal loan, which have no earnings impact, were $8.4 million, $8.7 million and $9.2 million for 2008, 2007, and 2006, respectively. Both allocated and unallocated ESOP shares are treated as outstanding for purposes of computing earnings per share. As of January 3, 2009, the number of ESOP shares allocated to participant accounts was 3,630,455 and the number of unallocated shares was 4,704,184. At January 3, 2009, there were 30,475 released shares in the ESOP trust holding account pending allocation. The Company made cash contributions to the ESOP totaling $15.6 million in 2008, $11.7 million in 2007 and $11.2 million in 2006.
PENSION AND OTHER BENEFIT PLANS The Company sponsors pension plans covering most domestic hourly and certain executive employees, and approximately 4,300 foreign employees. Benefits are generally based on salary and years of service, except for U.S. collective bargaining employees whose benefits are based on a stated amount for each year of service.
The Company contributes to multi-employer plans for certain collective bargaining U.S. employees. In addition, various other defined contribution plans are sponsored worldwide. The expense for such defined contribution plans, aside from the earlier discussed ESOP plans, follows:

(Millions of Dollars)	2008	2007	2006
Multi-employer plan expense	$0.6	$0.5	$0.5
Other defined contribution plan expense	$5.0	$6.5	$4.7
The components of net periodic pension expense are as follows:

	U.S. Plans			Non-U.S. Plans
(Millions of Dollars)	2008	2007	2006	2008	2007	2006
Service cost	$2.7	$2.7	$2.6	$4.7	$4.4	$5.9
Interest cost	9.8	9.0	8.1	15.4	15.0	13.8
Expected return on plan assets	(10.3)	(9.8)	(7.9)	(19.0)	(18.2)	(16.9)
Amortization of prior service cost	1.4	1.5	1.4	0.1	0.1	0.2
Transition amount amortization	—	—	—	0.1	0.1	—
Actuarial loss amortization	—	0.6	1.1	3.9	6.3	6.4
Settlement /curtailment loss	—	—	—	1.0	0.6	6.1

Net periodic pension expense	$3.6	$4.0	$5.3	$6.2	$8.3	$15.5

The Company provides medical and dental benefits for certain retired employees in the United States. In addition, certain U.S. employees who retire from active service are eligible for life insurance benefits. Approximately 7,500 participants are covered under these plans. Net periodic post-retirement benefit expense was $1.9 million in 2008, $2.2 million in 2007 and $2.7 million in 2006.
Changes in plan assets and benefit obligations recognized in other comprehensive income in 2008 are as follows:

(Millions of Dollars)	2008
Current year actuarial loss	$85.9
Amortization of actuarial loss	(3.6)
Amortization of prior service costs	(1.3)
Amortization of transition obligation	(0.1)
Currency /other	(21.7)

Total loss recognized in other comprehensive income (pre-tax)	$59.2

The amounts in Accumulated Other Comprehensive Loss expected to be recognized as components of net periodic benefit costs during 2009 total $6.3 million, representing amortization of $5.1 million of actuarial loss, $1.1 million of prior service cost, and $0.1 million of transition obligation.

The Company uses a fiscal year end date to value all its plans. The changes in the pension and other post-retirement benefit obligations, fair value of plan assets as well as amounts recognized in the Consolidated Balance Sheets, are shown below:

	U.S. Plans		Non-U.S. Plans		Other Benefits
	2008	2007	2008	2007	2008	2007
Change in benefit obligation
Benefit obligation at end of prior year	$155.5	$148.2	$299.5	$312.9	$24.5	$27.5
Service cost	2.7	2.7	4.7	4.4	1.0	1.1
Interest cost	9.8	9.0	15.4	15.0	1.4	1.4
Settlements /curtailments	—	—	(1.3)	(5.3)	—	—
Actuarial (gain) loss	8.4	(7.9)	(22.4)	(26.4)	(1.0)	(3.4)
Plan amendments	1.1	—	0.4	—	—	—
Foreign currency exchange rates	—	—	(64.0)	14.3	—	—
Participant contributions	—	—	0.1	0.1	—	—
Acquisitions, divestitures and other	—	13.1	(0.2)	0.5	—	—
Benefits paid	(10.6)	(9.6)	(15.0)	(16.0)	(2.9)	(2.1)

Benefit obligation at end of year	$166.9	$155.5	$217.2	$299.5	$23.0	$24.5

Change in plan assets
Fair value of plan assets at end of prior year	$129.0	$112.2	$281.4	$267.1	$—	$—
Actual return (loss) on plan assets	(34.7)	10.4	(36.6)	13.1	—	—
Participant contributions	—	—	0.1	0.1	—	—
Employer contributions	6.8	4.0	8.6	10.0	2.9	2.1
Settlements	—	—	(1.8)	(4.8)	—	—
Foreign currency exchange rate changes	—	—	(59.4)	11.6	—	—
Acquisitions, divestitures and other	—	12.0	(2.4)	0.3	—	—
Benefits paid	(10.6)	(9.6)	(15.0)	(16.0)	(2.9)	(2.1)

Fair value of plan assets at end of plan year	$90.5	$129.0	$174.9	$281.4	$—	$—

Funded status — assets less than benefit obligation	$(76.4)	$(26.5)	$(42.3)	$(18.1)	$(23.0)	$(24.5)
Unrecognized prior service cost (credit)	6.5	6.7	0.4	1.1	(1.0)	(1.2)
Unrecognized net actuarial loss (gain)	47.5	(5.9)	65.7	58.3	0.3	1.0
Unrecognized net transition liability	—	—	0.7	0.9

Net amount recognized	$(22.4)	$(25.7)	$24.5	$42.2	$(23.7)	$(24.7)

Amounts recognized in the Consolidated Balance Sheets
Prepaid benefit cost (non-current)	$—	$16.5	$4.2	$16.0	$—	$—
Current benefit liability	(2.8)	(2.8)	(1.7)	(1.4)	(2.0)	(2.1)
Non-current benefit liability	(73.6)	(40.2)	(44.8)	(32.7)	(21.0)	(22.4)

Net liability recognized	$(76.4)	$(26.5)	$(42.3)	$(18.1)	$(23.0)	$(24.5)

Accumulated other comprehensive loss (pre-tax):
Prior service cost (credit)	$6.5	$6.7	$0.4	$1.1	$(1.0)	$(1.2)
Actuarial (gain) loss	47.5	(5.9)	65.7	58.3	0.3	1.0
Transition liability	—	—	0.7	0.9

	$54.0	$0.8	$66.8	$60.3	$(0.7)	$(0.2)

Net amount recognized	$(22.4)	$(25.7)	$24.5	$42.2	$(23.7)	$(24.7)

In 2008, the reduction of the projected benefit obligation for actuarial gains primarily pertains to increased discount rates used to measure the pension liabilities.

The accumulated benefit obligation for all defined benefit pension plans was $366.3 million at January 3, 2009 and $427.1 million at December 29, 2007. Information regarding pension plans in which accumulated benefit obligations exceed plan assets follows:

	U.S. Plans		Non-U.S. Plans
(Millions of Dollars)	2008	2007	2008	2007
Projected benefit obligation	$166.9	$58.6	$184.4	$56.2
Accumulated benefit obligation	$163.9	$55.7	$172.5	$50.0
Fair value of plan assets	$90.5	$15.6	$138.0	$22.2
Information regarding pension plans in which projected benefit obligations (inclusive of anticipated future compensation increases) exceed plan assets follows:

	U.S. Plans		Non-U.S. Plans
(Millions of Dollars)	2008	2007	2008	2007
Projected benefit obligation	$166.9	$58.6	$185.0	$56.9
Accumulated benefit obligation	$163.9	$55.7	$173.0	$50.5
Fair value of plan assets	$90.5	$15.6	$138.5	$22.7
The Company adopted SFAS 158 as of December 30, 2006. The impact from recognizing the funded status of the defined benefit plans, representing the fair value of the plan assets versus the projected benefit obligation, was a decrease to Shareowners’ Equity of $61.1 million, net of $26.7 million tax benefit.
The major assumptions used in valuing pension and post-retirement plan obligations and net costs were as follows:

	Pension Benefits						Other Benefits
	U.S. Plans			Non-U.S. Plans			U.S. Plans
	2008	2007	2006	2008	2007	2006	2008	2007	2006
Weighted-average assumptions used to determine benefit obligations at year end:
Discount rate	6.0%	6.5%	5.75%	6.0%	5.5%	4.75%	6.25%	6.25%	5.75%
Rate of compensation increase	6.0%	6.0%	6.0%	3.5%	3.75%	3.75%	4.0%	4.0%	4.0%
Weighted-average assumptions used to determine net periodic benefit cost:
Discount rate	6.5%	5.75%	5.5%	5.5%	4.75%	5.0%	6.25%	5.75%	5.5%
Rate of compensation increase	6.0%	6.0%	5.5%	3.75%	3.75%	3.75%	4.0%	4.0%	4.0%
Expected return on plan assets	8.0%	8.0%	7.75%	7.5%	7.0%	7.5%	—	—	—
The expected long-term rate of return on plan assets is determined considering the returns projected for the various asset classes and the relative weighting for each asset class as reflected in the target asset allocation below. In addition the Company considers historical performance, the opinions of outside actuaries and other data in developing the return assumption. The Company expects to use a weighted-average long-term rate of return assumption of 7.5% for the U.S. plans and 7.0% for the non-U.S. plans in the determination of fiscal 2009 net periodic benefit expense.

PENSION PLAN ASSETS Plan assets are invested in equity securities, bonds and other fixed income securities, money market instruments and insurance contracts. The Company’s weighted-average worldwide actual asset allocations at January 3, 2009 and December 29, 2007 by asset category are as follows:

	Plan Assets		Target
Asset Category	2008	2007	Allocation
Equity securities	58%	65%	50-70%
Fixed income securities	35%	30%	20-40%
Other	7%	5%	0-10%

Total	100%	100%	100%
The Company’s investment strategy for pension plan assets includes diversification to minimize interest and market risks, and generally does not involve the use of derivative financial instruments. Plan assets are rebalanced periodically to maintain target asset allocations. Maturities of investments are not necessarily related to the timing of expected future benefit payments, but adequate liquidity to make immediate and medium term benefit payments is ensured.
CONTRIBUTIONS The Company’s funding policy for its defined benefit plans is to contribute amounts determined annually on an actuarial basis to provide for current and future benefits in accordance with federal law and other regulations. The Company expects to contribute approximately $20 million to its pension and other post-retirement benefit plans in 2009.
EXPECTED FUTURE BENEFIT PAYMENTS Benefit payments, inclusive of amounts attributable to estimated future employee service, are expected to be paid as follows over the next 10 years:

(Millions of Dollars)	Total	Year 1	Year 2	Year 3	Year 4	Year 5	Years 6-10
Future payments	$288.2	$23.9	$24.6	$25.4	$26.8	$31.4	$156.1
These benefit payments will be funded through a combination of existing plan assets and amounts to be contributed in the future by the Company.
HEALTH CARE COST TRENDS The weighted average annual assumed rate of increase in the per-capita cost of covered benefits (i.e., health care cost trend rate) is assumed to be 9.5% for 2009, reducing gradually to 6% by 2015 and remaining at that level thereafter. A one percentage point change in the assumed health care cost trend rate would have an immaterial effect on the net periodic post-retirement benefit cost and the post-retirement benefit obligation as of January 3, 2009.
N. FAIR VALUE MEASUREMENTS
As discussed in Note 1, the Company adopted SFAS 157 (as impacted by FSP’s 157-1 and 157-2) in 2008 with respect to (i) all applicable financial assets and liabilities and (ii) nonfinancial assets and liabilities that are recognized or disclosed at fair value in the Company’s financial statements on a recurring basis (at least annually). SFAS 157 defines fair value, establishes a consistent framework for measuring fair value and expands disclosure requirements about fair value. SFAS 157 requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. These two types of inputs create the following fair value hierarchy:
Level 1 — Quoted prices for identical instruments in active markets.
Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs and significant value drivers are observable.
Level 3 — Instruments that are valued using unobservable inputs.

The Company holds various derivative financial instruments that are employed to manage risks, including foreign currency and interest rate exposures. These financial instruments are carried at fair value and are included within the scope of SFAS 157. The Company determines the fair value of derivatives through the use of matrix or model pricing, which utilizes verifiable inputs such as market interest and currency rates. When determining the fair value of these financial instruments for which Level 1 evidence does not exist, the Company considers various factors including the following: exchange or market price quotations of similar instruments, time value and volatility factors, the Company’s own credit rating and the credit rating of the counter-party.
The following table presents the fair value and the hierarchy levels, for financial assets and liabilities that are measured at fair value as of January 3, 2009 (in millions):

	Total Carrying	Quoted Prices in	Significant Other	Significant
	Value at	Active Markets	Observable Inputs	Unobservable Inputs
	January 3, 2009	(Level 1)	(Level 2)	(Level 3)
Derivative assets	$31.8	$—	$31.8	$—
Derivative liabilities	$84.2	$—	$84.2	$—
As indicated in Note A, the remaining aspects of SFAS 157 for which the effective date for the Company was deferred under FSP 157-2 until fiscal 2009 relate to nonfinancial assets and nonfinancial liabilities that are measured at fair value, but are recognized or disclosed on a non-recurring basis. This deferral relates to such items as impairment testing for goodwill, other intangible and long-lived assets and nonfinancial assets and nonfinancial liabilities initially measured at fair value in a business combination.
O. OTHER COSTS AND EXPENSES
Other-net is primarily comprised of intangible asset amortization expense, gains and losses on asset dispositions, currency impact, environmental expense and net expenses related to the Mac Tools extended financing programs, mainly financing receivable losses and interest income.
Research and development costs were $25.4 million, $24.5 million and $22.1 million for fiscal years 2008, 2007 and 2006, respectively.
P. RESTRUCTURING AND ASSET IMPAIRMENTS
At January 3, 2009, the restructuring reserve balance was $67.9 million. A summary of the restructuring reserve activity and related charges from December 29, 2007 to January 3, 2009 is as follows:

		Acquisition	Net
(Millions of Dollars)	12/29/07	Accrual	Additions	Usage	Currency	1/3/09
Acquisitions
Severance and related costs	$18.8	$5.3	$—	$(12.8)	$(0.5)	$10.8
Facility closure	1.6	1.1	—	(0.9)	—	1.8
Other	1.0	—	—	(1.0)	—	—

Subtotal acquisitions	21.4	6.4	—	(14.7)	(0.5)	12.6

2008 Actions
Severance and related costs	—	—	70.0	(15.5)	(0.4)	54.1
Asset impairments	—	—	13.6	(13.6)	—	—
Facility closure	—	—	0.7	(0.7)	—	—
Other	—	—	1.2	—	—	1.2

Subtotal 2008 actions	—	—	85.5	(29.8)	(0.4)	55.3

Pre-2008 Actions	2.3	—	—	(2.3)	—	—

Total	$23.7	$6.4	$85.5	$(46.8)	$(0.9)	$67.9

2008 Actions: During 2008, the Company initiated cost reduction initiatives in order to maintain its cost competitiveness. A large portion of these actions were initiated in the fourth quarter as the Company responded to deteriorating business conditions resulting from the recessionary U.S. economic weakness and slowing global demand, primarily in its CDIY and Industrial segments. Severance charges of $70.0 million have been recorded relating to the reduction of approximately 2,700 employees. In addition to severance, $13.6 million in charges were recognized pertaining to asset impairments for production assets and real estate, and $0.7 million for facility closure costs. The $1.2 million in other charges stemmed from the termination of service contracts. Of the amount recorded in 2008, $29.8 million has been utilized to date, for a remaining reserve as of January 3, 2009 of $55.3 million. The Company will utilize a majority of these reserves in 2009, and estimates approximately 30% will be expended in 2010 primarily pertaining to actions in Europe under review with the European Works Council process.

Pre-2008 Actions: During 2007, the Company initiated $11.8 million of cost reduction actions in various businesses. These actions were comprised of severance for 525 employees and the exit of a leased facility. The remaining reserves were fully utilized in 2008.
Acquisition Related: During 2008, $6.4 million of reserves were established related to the Company’s current year acquisitions. Of this amount $5.3 million was for severance and related costs for approximately 200 employees and $1.1 million related to the closure of nine branch facilities. As of January 3, 2009, $2.2 million has been utilized, leaving $4.2 million remaining. The Company also utilized $12.5 million of restructuring reserves during 2008 established for various prior year acquisitions, principally Facom and HSM. As of January 3, 2009, $8.4 million in accruals remain for the prior year acquisitions. Of this balance approximately $7 million pertains to Facom which is under review with the European Works Council process.
Restructuring and asset impairment charges by segment were as follows:

(Millions of Dollars)	2008	2007	2006
Security	$13.8	$5.3	$5.9
Industrial	29.7	1.5	1.6
CDIY	35.6	5.6	5.3
Non-operating	6.4	0.4	1.0

Consolidated	$85.5	$12.8	$13.8

Of the $35.6 million of restructuring and asset impairment charges noted above for the CDIY segment, $13.6 million is for asset impairments related to the current and planned closure of several facilities. There were no asset impairments for the Security and Industrial segments in 2008. Fair value for impaired production assets was based on the present value of discounted cash flows. This included an estimate for future cash flows as production activities are phased out as well as auction values (prices for similar assets) for assets where use has been discontinued or future cash flows are minimal. Real estate values are based on estimates of the Company’s anticipated sales values (less costs to sell) which have been based on sales of comparable properties and estimates from third party brokers.
Q. BUSINESS SEGMENTS AND GEOGRAPHIC AREAS
The Security segment is a provider of access and security solutions primarily for retailers, educational, financial and healthcare institutions, as well as commercial, governmental and industrial customers. The Company provides an extensive suite of mechanical and electronic security products and systems, and a variety of security services. These include security integration systems, software, related installation, maintenance, monitoring services, automatic doors, door closers, exit devices, hardware and locking mechanisms. Security products are sold primarily on a direct sales basis and in certain instances, through third party distributors. The Industrial segment manufactures and markets: professional industrial and automotive mechanics tools and storage systems; engineered healthcare storage systems; hydraulic tools and accessories; plumbing, heating and air conditioning tools; assembly tools and systems; and specialty tools. These products are sold to industrial customers and distributed primarily through third party distributors as well as through direct sales forces. The Construction and Do-It-Yourself (“CDIY”) segment manufactures and markets hand tools, consumer mechanics tools, storage systems, and pneumatic tools and fasteners, as these products are principally utilized in construction and “Do-It-Yourself” projects. These products are sold to professional end users as well as consumers, and are distributed through retailers (including home centers, mass merchants, hardware stores, and retail lumber yards).

The Company utilizes segment profit, which is defined as net sales minus cost of sales and SG&A inclusive of the provision for doubtful accounts (aside from corporate overhead expense), and segment profit as a percentage of net sales to assess the profitability of each segment. Segment profit excludes the corporate overhead expense element of SG&A, interest income, interest expense, other-net (inclusive of intangible asset amortization expense), restructuring, and income tax expense. Refer to Note P, Restructuring and Asset Impairments for the amount of restructuring charges and asset impairments by segment, and to Note G, Goodwill and Other Intangible Assets for intangible amortization expense by segment. Corporate overhead is comprised of world headquarters facility expense, cost for the executive management team and cost for certain centralized functions that benefit the entire Company but are not directly attributable to the businesses, such as legal and corporate finance functions. Transactions between segments are not material. Segment assets primarily include accounts receivable, inventory, other current assets, property, plant and equipment, intangible assets and other miscellaneous assets. Corporate assets and unallocated assets are cash and deferred income taxes. Geographic net sales and long-lived assets are attributed to the geographic regions based on the geographic location of each Company subsidiary.
The following information excludes the CST/berger laser leveling and measuring business, as well as three other smaller businesses, which are classified as discontinued operations as disclosed in Note U Discontinued Operations, unless otherwise noted.
BUSINESS SEGMENTS

(Millions of Dollars)	2008	2007	2006
Net Sales
Security	$1,497.2	$1,399.5	$1,127.4
Industrial	1,273.5	1,245.8	1,129.4
CDIY	1,655.5	1,715.2	1,640.5

Consolidated	$4,426.2	$4,360.5	$3,897.3

Segment Profit
Security	$268.7	$239.9	$169.2
Industrial	164.2	182.7	122.9
CDIY	190.7	254.2	251.9

Segment Profit	623.6	676.8	544.0
Corporate overhead	(59.8)	(62.2)	(63.3)

Total	563.8	614.6	480.7

Restructuring charges and asset impairments	(85.5)	(12.8)	(13.8)
Interest income	9.2	5.1	4.4
Interest expense	(92.1)	(92.8)	(69.3)
Other-net	(102.2)	(84.8)	(50.5)

Earnings from continuing operations before income taxes	$293.2	$429.3	$351.5

Segment Assets
Security	$2,378.6	$1,950.5	$1,347.7
Industrial	1,217.7	1,302.2	1,202.1
CDIY	959.6	1,097.0	1,064.2

	4,555.9	4,349.7	3,614.0
Discontinued operations	—	91.4	98.6
Corporate assets	310.7	299.8	213.9

Consolidated	$4,866.6	$4,740.9	$3,926.5

Capital and Software Expenditures
Security	$52.6	$27.1	$28.7
Industrial	38.5	19.5	15.4
CDIY	49.3	39.3	35.3
Discontinued operations	0.4	1.0	1.1

Consolidated	$140.8	$86.9	$80.5

Depreciation and Amortization
Security	$108.6	$90.0	$46.6
Industrial	30.3	25.9	25.7
CDIY	42.2	42.8	44.8
Discontinued operations	1.9	3.5	4.1

Consolidated	$183.0	$162.2	$121.2

In connection with its acquisitions, the Company recorded $21.6 million in cost of sales (“inventory step-up amortization”) during 2006 related to the initial turn of acquired inventory which was written-up in purchase accounting to its fair market value. This non-cash inventory step-up amortization amounted to $0.1 million in the Security segment, $8.2 million in the CDIY segment, $13.3 million in the Industrial segment. Inventory step-up amortization was not significant in 2008 and 2007.
Sales to The Home Depot were 13%, 16% and 18% of the CDIY segment net sales in 2008, 2007 and 2006, respectively.
GEOGRAPHIC AREAS

(Millions of Dollars)	2008	2007	2006
Net Sales
United States	$2,514.3	$2,535.0	$2,304.9
Other Americas	420.4	394.8	357.5
France	571.5	520.7	457.1
Other Europe	680.9	664.5	580.5
Asia	239.1	245.5	197.3

Consolidated	$4,426.2	$4,360.5	$3,897.3

Long-Lived Assets
United States	$1,799.3	$1,519.4	$919.3
Other Americas	195.2	179.9	164.3
France	667.0	503.6	471.9
Other Europe	414.6	456.3	426.5
Asia	232.4	244.3	240.4

Consolidated	$3,308.5	$2,903.5	$2,222.4

R. INCOME TAXES
Significant components of the Company’s deferred tax assets and liabilities at the end of each fiscal year were as follows:

(Millions of Dollars)	2008	2007
Deferred tax liabilities:
Depreciation	$52.8	$65.8
Amortization of Intangibles	149.0	76.5
Inventories	4.4	6.2
Other	20.8	20.7

Total deferred tax liabilities	$227.0	$169.2
Deferred tax assets:
Employee benefit plans	$96.0	$87.0
Doubtful accounts	12.8	9.4
Accruals	13.0	11.0
Restructuring charges	16.0	1.3
Operating loss carryforwards	27.9	44.2
Other	50.4	21.4

Total deferred tax assets	$216.1	$174.3
Net Deferred Tax (Assets) Liabilities before Valuation Allowance	$10.9	$(5.1)

Valuation allowance	$24.5	$27.3

Net Deferred Tax Liabilities after Valuation Allowance	$35.4	$22.2

Valuation allowances reduced the deferred tax asset attributable to foreign and state loss carry-forwards to the amount that, based upon all available evidence, is more likely than not to be realized. Reversal of the valuation allowance is contingent upon the recognition of future taxable income and capital gains in specific foreign countries and specific states, or changes in circumstances which cause the recognition of the benefits to become more likely than not. The U.S. federal, foreign and state loss carry-forwards expire in various years beginning in 2009 or have indefinite carry-forwards.
The classification of deferred taxes as of January 3, 2009 and December 29, 2007 is as follows:

	2008		2007
				Deferred
	Deferred	Deferred	Deferred	Tax
	Tax Asset	Tax Liability	Tax Asset	Liability
Current	$(38.1)	$14.1	$(21.0)	$4.0
Non-current	(60.1)	119.5	(37.6)	76.8

Total	$(98.2)	$133.6	$(58.6)	$80.8

Income tax expense (benefit) attributable to continuing operations consisted of the following:

(Millions of Dollars)	2008	2007	2006
Current:
Federal	$27.0	$52.1	$26.2
Foreign	38.0	13.8	25.9
State	8.7	13.4	8.0

Total current	$73.7	$79.3	$60.1
Deferred (Benefit):
Federal	$(0.9)	$4.5	$(6.7)
Foreign	2.8	27.8	18.2
State	(3.1)	(4.8)	(2.1)

Total deferred	(1.2)	27.5	9.4

Total	$72.5	$106.8	$69.5

Income taxes paid during 2008, 2007 and 2006 were $134.4 million, $102.9 million and $104.5 million, respectively. During 2008, the Company had tax holidays with Thailand and China. Tax holidays resulted in a reduction of tax expense amounting to $2.7 million in 2008, $4.3 million in 2007, and $3.1 million in 2006. The tax holiday in Thailand is in place until 2010 while the tax holiday in China expires between 2009 and 2015.
The reconciliation of federal income tax at the statutory federal rate to income tax at the effective rate for continuing operations is as follows:

(Millions of Dollars)	2008	2007	2006
Tax at statutory rate	$102.6	$150.2	$122.9
State income taxes, net of federal benefits	5.2	4.0	3.7
Difference between foreign and federal income tax	(34.2)	(37.5)	(37.1)
Extraterritorial income exclusion	—	—	(2.0)
Branch activity	1.8	(0.5)	1.2
Tax accrual reserve	(0.5)	2.2	3.3
U.S. audit settlement	—	—	(16.6)
Dividends	0.5	0.3	(3.7)
FAS 109 tax rate change	(0.4)	(3.4)	—
Other-net	(2.5)	(8.5)	(2.2)

Income taxes	$72.5	$106.8	$69.5

The components of earnings from continuing operations before income taxes consisted of the following:

(Millions of Dollars)	2008	2007	2006
United States	$94.8	$185.8	$131.3
Foreign	198.4	243.5	220.2

Total pre-tax earnings	$293.2	$429.3	$351.5

The Company’s future effective tax rates could be adversely affected by earnings being lower than anticipated in countries where the statutory rates are lower. The Company is subject to the examination of its income tax returns by the Internal Revenue Service and other tax authorities. The Company evaluates the likelihood of unfavorable adjustments arising from the examinations and believes adequate provisions have been made in the income tax provision.
Undistributed foreign earnings of $737.9 million at January 3, 2009 are considered to be invested indefinitely or will be remitted substantially free of additional tax. Accordingly, no provision has been made for taxes that might be payable upon remittance of such earnings, nor is it practicable to determine the amount of this liability.
As of the beginning of the 2007 fiscal year, the Company adopted the provisions of FIN 48 “Accounting for Uncertainty in Income Taxes — an Interpretation of SFAS 109”. The unrecognized tax benefits at January 3, 2009 and December 29, 2007 relate to U.S. and various foreign jurisdictions.
The following table summarizes the activity related to the unrecognized tax benefits:

(Millions of Dollars)	2008	2007
Balance at beginning of year	$49.1	$54.0
Additions based on tax positions related to current year	5.6	8.1
Additions based on tax positions related to prior years	7.7	1.8
Reductions based on tax positions related to prior years	(5.9)	(7.3)
Settlements	—	(2.6)
Expirations of the statute of limitations	(8.7)	(4.9)

Balance at end of year	$47.8	$49.1

Included in the unrecognized tax benefits of $47.8 million at January 3, 2009 and $49.1 million at December 29, 2007 were $42.4 million and $41.7 million of tax benefits that, if recognized, would impact the annual effective tax rates. The accrual for potential penalties and interest related to these unrecognized tax benefits was increased by $1.3 million in tax year 2008 and $1.5 million in tax year 2007, and in total, a liability for potential penalties and interest of $5.9 million and $4.4 million has been recorded in tax years 2008 and 2007 respectively. The Company classifies all tax-related interest and penalties as income tax expense.
It is reasonably possible the Company may recognize up to $9 — $14 million of currently unrecognized tax benefits over the next 12 months, pertaining primarily to expiration of statutes of limitations in various jurisdictions.
The Company files U.S., state, and foreign income tax returns in jurisdictions with varying statutes of limitations. Tax years 2005 and forward remain subject to federal examination while tax years 2005 and forward generally remain subject to examination by most state tax authorities. In significant foreign jurisdictions, tax years 2003 and forward generally remain subject to examination by their respective tax authorities.
S. COMMITMENTS AND GUARANTEES
COMMITMENTS The Company has non-cancelable operating lease agreements, principally related to facilities, vehicles, machinery and equipment. Minimum payments have not been reduced by minimum sublease rentals of $3.8 million due in the future under non-cancelable subleases. In addition, the Company is a party to a synthetic lease, which qualifies as an operating lease, for one of its major distribution centers. Rental expense, net of sublease income, for operating leases was $66.4 million in 2008, $62.2 million in 2007 and $49.9 million in 2006.

Outsourcing and other commitments are comprised of: $6.9 million for outsourcing arrangements, primarily related to information systems and telecommunications; and $20.3 million in marketing obligations.
The following is a summary of the future commitments for operating lease obligations, material purchase commitments, outsourcing and other arrangements:

(Millions of Dollars)	Total	2009	2010	2011	2012	2013	Thereafter
Operating lease obligations	$130.0	$33.8	$26.3	$20.0	$12.5	$9.5	$27.9
Material purchase commitments	14.9	12.9	2.0	—	—	—	—
Outsourcing and other	27.2	13.4	12.5	1.3	—	—	—

Total	$172.1	$60.1	$40.8	$21.3	$12.5	$9.5	$27.9

The Company has numerous assets, predominantly vehicles and equipment, under a one-year term U.S. master personal property lease. Residual value obligations under this master lease were $27.9 million at January 3, 2009 while the fair value of the underlying assets was approximately $32.1 million. The U.S. master personal property lease obligations are not reflected in the future minimum lease payments since the initial and remaining term does not exceed one year. The Company routinely exercises various lease renewal options and from time to time purchases leased assets for fair value at the end of lease terms.
The Company is a party to a synthetic lease for one of its major distribution centers. The program qualifies as an operating lease for accounting purposes, where only the monthly lease cost is recorded in earnings and the liability and value of underlying assets are off-balance sheet. As of January 3, 2009, the estimated fair value of assets and remaining obligation for the property were $36.0 million and $29.9 million respectively.
GUARANTEES The following is a summary of guarantees as of January 3, 2009:

		Maximum	Carrying
		Potential	Amount of
(Millions of Dollars)	Term	Payment	Liability
Financial guarantees as of January 3, 2009:
Guarantees on the residual values of leased properties	Through 2009	$57.8	$—
Standby letters of credit	Generally 1 year	35.1	—
Guarantee on the external Employee Stock Ownership Plan borrowings	Through 2009	1.3	1.3
Commercial customer financing arrangements	Up to 5 years	16.2	15.2

Total		$110.4	$16.5

The Company has guaranteed a portion of the residual value arising from its previously mentioned synthetic lease and U.S. master personal property lease programs. The lease guarantees aggregate $57.8 million while the fair value of the underlying assets is estimated at $68.1 million. The related assets would be available to satisfy the guarantee obligations and therefore it is unlikely the Company will incur any future loss associated with these lease guarantees.
The Company has issued $35.1 million in standby letters of credit that guarantee future payments which may be required under certain insurance programs. Shares of the Company’s common stock held by the ESOP were purchased with the proceeds of external borrowings in the 1980’s and borrowings from the Company in 1991. The external ESOP borrowings are guaranteed by the Company and are included in the current maturities of long-term debt. Shareowners’ equity reflects a reduction for the internal and external borrowings. The Company has sold various businesses and properties over many years and provided standard indemnification to the purchasers with respect to any unknown liabilities, such as environmental, which may arise in the future that are attributable to the time of the Company’s ownership. No liabilities have been recorded for these general indemnifications since there are no identified exposures. The Company provides various limited and full recourse guarantees to financial institutions that provide financing to U.S. and Canadian Mac Tool distributors for their initial purchase of the inventory and truck necessary to function as a distributor. In addition, the Company provides a full recourse guarantee to a financial institution that extends credit to certain end retail customers of its U.S. Mac Tool distributors. The gross amount guaranteed in these arrangements is $16.2 million and the $15.2 million fair value of the guarantees issued is recorded in debt and other liabilities as appropriate in the consolidated balance sheet.

The Company provides product and service warranties which vary across its businesses. The types of warranties offered generally range from one year to limited lifetime, while certain products carry no warranty. Further, the Company sometimes incurs discretionary costs to service its products in connection with product performance issues. Historical warranty and service claim experience forms the basis for warranty obligations recognized. Adjustments are recorded to the warranty liability as new information becomes available.
Following is a summary of the warranty liability activity for the years ended January 3, 2009, December 29, 2007 and December 30, 2006:

(Millions of Dollars)	2008	2007	2006
Beginning balance	$63.7	$66.8	$15.6
Warranties and guarantees issued	21.8	23.2	20.8
Warranty payments	(22.8)	(21.8)	(19.6)
Acquisitions and other	2.9	(4.5)	50.0

Ending balance	$65.6	$63.7	$66.8

T. CONTINGENCIES
The Company is involved in various legal proceedings relating to environmental issues, employment, product liability, workers’ compensation claims and other matters. The Company periodically reviews the status of these proceedings with both inside and outside counsel, as well as an actuary for risk insurance. Management believes that the ultimate disposition of these matters will not have a material adverse effect on operations or financial condition taken as a whole.
The Company recognizes liabilities for contingent exposures when analysis indicates it is both probable that an asset has been impaired or that a liability has been incurred and the amount of impairment or loss can reasonably be estimated. When a range of probable loss can be estimated, the Company accrues the most likely amount. In the event that no amount in the range of probable loss is considered most likely, the minimum loss in the range is accrued.
In the normal course of business, the Company is involved in various lawsuits and claims. In addition, the Company is a party to a number of proceedings before federal and state regulatory agencies relating to environmental remediation. Also, the Company, along with many other companies, has been named as a potentially responsible party (“PRP”) in a number of administrative proceedings for the remediation of various waste sites, including 15 active Superfund sites. Current laws potentially impose joint and several liabilities upon each PRP. In assessing its potential liability at these sites, the Company has considered the following: whether responsibility is being disputed, the terms of existing agreements, experience at similar sites, and the Company’s volumetric contribution at these sites.
The Company’s policy is to accrue environmental investigatory and remediation costs for identified sites when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. The amount of liability recorded is based on an evaluation of currently available facts with respect to each individual site and includes such factors as existing technology, presently enacted laws and regulations, and prior experience in remediation of contaminated sites. The liabilities recorded do not take into account any claims for recoveries from insurance or third parties. As assessments and remediation progress at individual sites, the amounts recorded are reviewed periodically and adjusted to reflect additional technical and legal information that becomes available. As of January 3, 2009 and December 29, 2007, the Company had reserves of $28.8 million and $30.1 million, respectively, for remediation activities associated with Company-owned properties, as well as for Superfund sites, for losses that are probable and estimable. Of the 2008 amount, $7.1 million is classified as current and $21.7 million as long-term which is expected to be paid over the next ten years. The range of environmental remediation costs that is reasonably possible is $19.1 million to $51.3 million which is subject to change in the near term. The Company may be liable for environmental remediation of sites it no longer owns. Liabilities have been recorded on those sites in accordance with policy.

The environmental liability for certain sites that have cash payments beyond the current year that are fixed or reliably determinable have been discounted using a rate of 3.9% to 4.4%, depending on the expected timing of disbursements. The discounted and undiscounted amount of the liability relative to these sites is $5.7 million and $7.3 million, respectively. The payments relative to these sites are expected to be $0.8 million in 2009, $1.7 million in 2010, $1.0 million in 2011, $0.3 million in 2012, $0.3 million in 2013 and $3.2 million thereafter.
The amount recorded for identified contingent liabilities is based on estimates. Amounts recorded are reviewed periodically and adjusted to reflect additional technical and legal information that becomes available. Actual costs to be incurred in future periods may vary from the estimates, given the inherent uncertainties in evaluating certain exposures. Subject to the imprecision in estimating future contingent liability costs, the Company does not expect that any sum it may have to pay in connection with these matters in excess of the amounts recorded will have a materially adverse effect on its financial position, results of operations or liquidity.
U. DISCONTINUED OPERATIONS
On July 25, 2008, the Company sold its CST/berger laser leveling and measuring business to Robert Bosch Tool Corporation. The Company received cash proceeds of $196.7 million and recorded an $83.9 million after-tax gain as a result of the sale. Additionally, the Company sold three other smaller businesses for total cash proceeds of $7.9 million and a total after-tax loss of $0.3 million. Total goodwill allocated to the disposal of these businesses was $28.6 million. The divestures of these businesses were made pursuant to the Company’s growth strategy which entails a reduction of risk associated with certain large customer concentrations and better utilization of resources to increase shareowner value.
CST/berger, which was formally in the Company’s CDIY segment, manufactures and distributes surveying accessories as well as building and construction instruments primarily in the Americas and Europe. Two of the small businesses that were sold were part of the Security segment, while the third minor business was part of the Industrial segment.
In accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the results of operations of CST/berger and the three small businesses have been reported as discontinued operations. The operating results of the four divested businesses are summarized as follows:

(Millions of Dollars)	2008	2007	2006
Net sales	$60.8	$123.4	$133.4
Pretax earnings	132.8	16.5	17.9
Income taxes	44.9	5.2	7.1

Net earnings from discontinued operations	$87.9	$11.3	$10.8

The assets and liabilities of the four divested businesses classified as held for sale in the Consolidated Balance Sheets at December 29, 2007 are as follows:

(Millions of Dollars)	2007
Accounts receivable	$27.0
Inventories	10.9
Other assets	3.1
Property, plant and equipment	4.5
Goodwill and other intangible assets	45.9

Total assets	$91.4

Accounts payable	$10.0
Accrued expenses	9.5
Other liabilities	0.9

Total liabilities	$20.4

QUARTERLY RESULTS OF OPERATIONS (unaudited)

(Millions of Dollars, except per share amounts)	Quarter
2008	First	Second	Third	Fourth	Year
Net sales	$1,071.0	$1,151.7	$1,117.6	$1,085.9	$4,426.2
Gross profit	405.9	441.6	431.4	392.5	1,671.4
Selling, general and administrative expenses	274.6	282.9	274.8	275.3	1,107.6
Net earnings from continuing operations	64.3	74.6	77.7	4.1	220.7
Less: Earnings from noncontrolling interest	0.2	0.4	0.6	0.5	1.7

Net earnings from continuing operations attributable to The Stanley Works	64.1	74.2	77.1	3.6	219.0
Net earnings (loss) from discontinued operations	2.4	3.9	85.9	(4.3)	87.9

Net earnings attributable to The Stanley Works	$66.5	$78.1	$163.0	$(0.7)	$306.9

Basic earnings (loss) per common share:
Continuing operations	$0.81	$0.94	$0.98	$0.05	$2.77
Discontinued operations	0.03	0.05	1.09	(0.06)	1.11

Total basic earnings per common share	$0.84	$0.99	$2.06	$(0.01)	$3.88

Diluted earnings (loss) per common share:
Continuing operations	$0.80	$0.93	$0.97	$0.05	$2.74
Discontinued operations	0.03	0.05	1.08	(0.06)	1.10

Total diluted earnings per common share	$0.83	$0.98	$2.04	$(0.01)	$3.84

2007	First	Second	Third	Fourth	Year
Net sales	$1,032.9	$1,090.7	$1,098.7	$1,138.2	$4,360.5
Gross profit	385.4	422.4	420.4	424.8	1,653.0
Selling, general and administrative expenses	253.8	262.9	251.8	269.9	1,038.4
Net earnings from continuing operations	65.3	82.1	87.4	87.7	322.5
Less: Earnings from noncontrolling interest	0.3	0.6	0.7	0.3	1.9

Net earnings from continuing operations attributable to The Stanley Works	65.0	81.5	86.7	87.4	320.6
Net earnings from discontinued operations	2.3	2.4	3.3	3.3	11.3

Net earnings attributable to The Stanley Works	$67.3	$83.9	$90.0	$90.7	$331.9

Basic earnings per common share:
Continuing operations	$0.78	$0.98	$1.05	$1.07	$3.89
Discontinued operations	0.03	0.03	0.04	0.04	0.14

Total basic earnings per common share	$0.81	$1.01	$1.09	$1.11	$4.03

Diluted earnings per common share:
Continuing operations	$0.77	$0.96	$1.03	$1.05	$3.82
Discontinued operations	0.03	0.03	0.04	0.04	0.13

Total diluted earnings per common share	$0.79	$0.99	$1.07	$1.09	$3.95

In the fourth quarter of 2008, the Company recognized $60.5 million, or $.54 per diluted share, of pre-tax restructuring and asset impairment charges from continuing operations pertaining to cost actions taken in response to weak economic conditions.